Exhibit 4.1

MCDERMOTT ESCROW 1, INC.

to be merged with and into

MCDERMOTT TECHNOLOGY (AMERICAS), INC.

MCDERMOTT ESCROW 2, INC.

to be merged with and into

MCDERMOTT TECHNOLOGY (US), INC.

10.625% SENIOR NOTES DUE 2024

INDENTURE

DATED AS OF APRIL 18, 2018

WELLS FARGO BANK, NATIONAL ASSOCIATION

Trustee

- i -

(Continued)

- ii -

(Continued)

- iii -

(Continued)

Page
EXHIBITS

Exhibit A	FORM OF NOTE	A-1

Exhibit B	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED ON THE ESCROW RELEASE DATE	B-1

Exhibit C	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS	C-1

Exhibit D	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A	D-1

Exhibit E	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S	E-1

- iv -

This Indenture, dated as of April 18, 2018 is by and among McDermott Escrow 1, Inc., a Delaware corporation (“Escrow Issuer 1”), which on the date hereof is wholly owned by Stichting Hydra Notes, a Dutch foundation organized under the laws of the Netherlands (“Hydra”), McDermott Escrow 2, Inc., a Delaware corporation (“Escrow Issuer 2,” and, together with Escrow Issuer 1, the “Initial Co-Issuers”), which on the date hereof is also wholly owned by Hydra, and Wells Fargo Bank, National Association, as trustee (as further defined in Section 1.1, the “Trustee”), paying agent and registrar.

WHEREAS, on the Escrow Release Date (as defined herein), Escrow Issuer 1 will merge with and into McDermott Technology (Americas), Inc., a Delaware corporation (“Survivor Corp. 1”), which on the date hereof is a direct, wholly owned subsidiary of McDermott International, Inc., a Panamanian corporation (the “Company”), and Escrow Issuer 2 will merge with and into McDermott Technology (US), Inc., a Delaware corporation (“Survivor Corp. 2” and, together with Survivor Corp. 1, the “Post-Merger Co-Issuers”), which on the date hereof is also a direct, wholly owned subsidiary of the Company. Such mergers are referred to herein as the “Escrow Mergers”; and

WHEREAS, on the Escrow Release Date and upon the consummation of the Combination (as defined herein), the Post-Merger Co-Issuers, the Company, certain other subsidiaries of the Company, and the Trustee shall enter into one or more supplemental indentures substantially in the form attached hereto as Exhibit B, pursuant to which (i) the Post-Merger Co-Issuers will become a party to this Indenture and expressly assume the Initial Co-Issuers’ obligations under the Notes and this Indenture and the Post-Merger Co-Issuers will be, and may exercise every right and power of, the Initial Co-Issuers under this Indenture and (ii) the Company and its subsidiaries (other than the Issuers) party thereto will become Guarantors under this Indenture and the Notes.

The Initial Co-Issuers and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (i) the Initial Co-Issuers’ 10.625% Senior Notes due 2024 issued on the date hereof (the “Initial Notes”) and (ii) Additional Notes (as defined herein):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Definitions.

“Acquired Indebtedness” means:

(1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business) existing at the time such Person becomes a Restricted Subsidiary; and

(2) with respect to the Company or any Restricted Subsidiary, any Indebtedness of a Person (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business), other than the Company or a Restricted Subsidiary, existing at the time such Person is merged with or into the Company or a Restricted Subsidiary, or Indebtedness expressly assumed by the Company or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar, Paying Agent, co-registrar or other agent appointed pursuant to this Indenture.

“Amazon” means the marine construction vessel with IMO number 9698094.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of such Note at May 1, 2021 (such redemption price being set forth in the table appearing in Section 3.7(b)) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through May 1, 2021, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of such Note.

“asset” means any asset or property, including, without limitation, Equity Interests.

“Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary;

(2) the acquisition by the Company or any Restricted Subsidiary of all or substantially all of the assets of any other Person (other than a Restricted Subsidiary) or any division, line of business, stand-alone operating facility or facilities of any such other Person (other than in the ordinary course of business); or

(3) the acquisition by the Company or any Restricted Subsidiary of any Vessel (whether new construction or otherwise).

“Asset Sale” means:

(1) any sale, conveyance, transfer, lease, assignment or other disposition by the Company or any Restricted Subsidiary to any Person other than the Company or any Restricted Subsidiary (including by means of a sale and leaseback transaction or a merger or consolidation), in one transaction or a series of related transactions, of any assets of the Company or any of its Restricted Subsidiaries other than in the ordinary course of business;

(2) any issuance of Equity Interests of a Restricted Subsidiary (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or third parties to the extent required by applicable law or any Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.9) to any Person other than the Company or any Restricted Subsidiary in one transaction or a series of related transactions; or

(3) an Event of Loss (the actions described in these clauses (1), (2) and (3), collectively, for purposes of this definition, a “transfer”).

For purposes of this definition, the term “Asset Sale” shall not include:

(a) transfers of cash or Cash Equivalents;

(b) transfers of all or substantially all assets (including Equity Interests) that are governed by, and made in accordance with, Section 4.14 or Section 5.1;

(c) Permitted Investments and Restricted Payments permitted under Section 4.7;

(d) the creation of or realization on any Permitted Lien and any disposition of assets resulting from the enforcement or foreclosure of any such Permitted Lien (to the extent not constituting an Event of Loss);

(e) any charter (bareboat or otherwise) or other lease of assets or property entered into in the ordinary course of business and with respect to which the Company or any Restricted Subsidiary is the charterer or lessor, except any such charter or lease that provides for the acquisition of such assets or property by the lessee during or at the termination thereof for an amount that is less than the Fair Market Value thereof as determined at the time the right to acquire such assets or property is exercised, in which case an Asset Sale shall be deemed to occur at the time such right is exercised;

(f) transfers or other dispositions of damaged, worn-out or obsolete equipment or assets that, in the Company’s reasonable judgment, are no longer used or useful in the business of the Company or its Restricted Subsidiaries;

(g) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other Intellectual Property, and licenses, leases or subleases of other assets, of the Company or any Restricted Subsidiary to the extent not materially interfering with the business of the Company and the Restricted Subsidiaries;

(h) a transfer or other disposition of inventory or other assets acquired and held for resale in the ordinary course of business;

(i) a transfer or other disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring and similar arrangements;

(j) a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(k) any sale or other disposition of Equity Interests in, or other ownership interests in or assets or property, including Indebtedness, or other securities of, an Unrestricted Subsidiary;

(l) dispositions of accounts receivable and any related assets to or by the Company or any Restricted Subsidiary in connection with a Receivables Program; or

(m) any transfer or series of related transfers that, but for this clause (m), would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $10.0 million.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, restructuring or similar debtor relief laws of the United States or other insolvency law in the applicable jurisdictions (including applicable foreign jurisdictions) from time to time in effect and affecting the rights of creditors generally.

“Beneficial Owner” has the meaning as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that, in calculating beneficial ownership for a particular person or group, such person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only upon the occurrence of a subsequent condition.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person and (ii) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in the State of New York or Houston, Texas are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP. Notwithstanding the foregoing, any lease that would have been classified as an operating lease pursuant to U.S. generally accepted accounting principles as in effect on December 31, 2017 shall be deemed not to be a Capitalized Lease (whether or not such lease actually existed on December 31, 2017).

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars, or money in foreign currencies received in the ordinary course of business that are readily convertible into United States dollars;

(2) marketable obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided, that the full faith and credit of such government is pledged in support thereof), maturing within one year of the date of acquisition thereof;

(3) demand and time deposits and certificates of deposit of any lender under any Credit Facility or any Eligible Bank organized under the laws of the United States, any state thereof or the District of Columbia or a U.S. branch of any other Eligible Bank maturing within one year of the date of acquisition thereof;

(4) commercial paper issued by any Person incorporated in the United States rated, at the time of acquisition thereof, at least A1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s or an equivalent rating by a nationally recognized rating agency if both S&P and Moody’s cease publishing ratings of commercial paper issuers generally, and in each case maturing not more than one year after the date of acquisition thereof;

(5) repurchase obligations with a term of not more than one year for underlying securities of the types described in clause (2) above entered into with any Eligible Bank and maturing not more than one year after such time;

(6) securities issued and fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority thereof, rated at least A by Moody’s or S&P and having maturities of not more than one year from the date of acquisition;

(7) (i) shares of any money market fund that has net assets of not less than $500.0 million and satisfies the requirements of rule 2a-7 under the Investment Company Act of 1940, as amended, and (ii) shares of any offshore money market fund that has net assets of not less than $500.0 million and a $1 net asset mandate;

(8) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (7) above;

(9) demand deposit accounts maintained in the ordinary course of business;

(10) in the case of the Company or any Subsidiary of the Company organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (9) above; and

(11) any other investment defined as a “Cash Equivalent” under the Credit Agreement.

“CB&I” means Chicago Bridge & Iron Company N.V., a public company with limited liability incorporated under the laws of the Netherlands.

“Change of Control” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner of, or controls, directly or indirectly, Voting Stock representing more than 50.0% of the voting power of the total outstanding Voting Stock of the Company on a fully diluted basis, in each case other than as a result of a merger or consolidation as a result of which the beneficial owners of the Company’s Voting Stock immediately prior to the transaction beneficially own, immediately after the transaction, a majority of the voting power of the Voting Stock of the successor entity or any parent thereof;

(3) the adoption by the stockholders of the Company of a Plan of Liquidation; or

(4) the Company fails to own, directly or indirectly, 100% of the Voting Stock of any Post-Merger Co-Issuer (subject to the provisions of Section 5.1).

The consummation of the Transactions shall not be deemed a “Change of Control.”

“Combination” means the consummation of the transactions contemplated by the Combination Agreement.

“Combination Agreement” means that certain business combination agreement, dated as of December 18, 2017, as amended, restated, supplemented or otherwise modified from time to time, among the Company, certain of the Company’s subsidiaries, CB&I and certain of CB&I’s subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” has the meaning given in the recitals hereto, and any successor Person resulting from any transaction permitted by Section 5.1.

“Consolidated Amortization Expense” for any period means the amortization expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, with respect to any specified Person, without duplication, the sum of the amounts for such period of:

(1) Consolidated Net Income, plus

(2) in each case only to the extent deducted in determining Consolidated Net Income:

(a) Consolidated Income Tax Expense,

(b) Consolidated Amortization Expense,

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense,

(e) any fee or other expense of the Company or any Subsidiary relating to the Transactions, Asset Acquisitions or issuances of Indebtedness or equity permitted under this Indenture;

(f) for any period from the Escrow Release Date (or, in respect of CB&I and its Subsidiaries following the consummation of the Combination, for any period from April 1, 2018) through March 31, 2019, any charges for the Four Focus Projects during such fiscal quarter, except that such amount pursuant to this clause (f) may not exceed $75,000,000 in any fiscal quarter or $200,000,000 in the aggregate;

(g) (A) for the first full fiscal quarter ending after the Escrow Release Date, four times, (B) for the first two full fiscal quarters ending after the Escrow Release Date, two times, (C) for the first three full fiscal quarters ending after the Escrow Release Date, 4/3 times, and (D) for any other four fiscal quarter period ending on or before June 30, 2019, any quantifiable and demonstrable ongoing costs savings during such period resulting from the Combination as determined in good faith by the chief financial officer of the Company, including, but not limited to, actual headcount reductions, contractually reduced lease or occupancy expense, reduced audit expenses, and reduced combined insurance expense during such period (and excluding, for the avoidance of doubt, charges added back pursuant to clause (f));

(h) for any period from the Escrow Release Date (or, in respect of CB&I and its Subsidiaries following the consummation of the Combination, for any period from April 1, 2018) through the fiscal quarter ending June 30, 2019, legal expenses or settlements incurred not to exceed $175,000,000 in the aggregate; and

(i) all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period (excluding any non-cash items to the extent they represent the reversal of an accrual of a reserve for a potential cash item that reduced Consolidated Cash Flow in any prior period); and

(4) excluding any nonrecurring or unusual gain or income (or nonrecurring or unusual loss or expense), together with any related provision for taxes on any such nonrecurring or unusual gain or income (or the tax effect of any such nonrecurring or unusual loss or expense), realized by the Company or any Restricted Subsidiary during such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, on any date of determination, with respect to any Person, the ratio of (x) Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements prepared on a consolidated basis in accordance with GAAP are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to (y) Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Disqualified Equity Interests of the Company or Disqualified Equity Interests or Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase or redemption of other Indebtedness or other Disqualified Equity Interests or Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, repurchase, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, the Combination, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions that are directly attributable to any such transaction that have been realized or are reasonably expected to be realized within 12 months following the date of such transaction)) in each case occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period; provided, that such pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company whether or not such pro forma adjustments would be permitted under SEC rules or guidelines.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication:

(1) imputed interest on Capitalized Lease Obligations or Attributable Debt;

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and receivables financings;

(3) the net costs associated with Hedging Obligations related to interest rates;

(4) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses, excluding such amounts relating to the issuance of the Notes and the redemption of the Company’s existing Indebtedness with the proceeds of the Notes;

(5) the interest portion of any deferred payment obligations;

(6) all other non-cash interest expense (except as provided below);

(7) capitalized interest;

(8) all dividend payments on any series of Disqualified Equity Interests of the Company or any of its Restricted Subsidiaries or any Preferred Stock of any Restricted Subsidiary (other than dividends on Equity Interests payable solely in Qualified Equity Interests of the Company or to the Company or a Restricted Subsidiary);

(9) all interest payable with respect to discontinued operations; and

(10) all interest on any Indebtedness described in clause (7), (8) or (11) of the definition of Indebtedness, and excluding, without duplication, any non-cash interest referred to in clause (10) of the definition of Consolidated Net Income and the cumulative effect of any change in accounting principles or policies. Notwithstanding the foregoing, if any lease or other liability is reclassified as indebtedness or as a Capitalized Lease Obligation due to a change in accounting principles after December 31, 2017 (whether or not such lease or liability existed on December 31, 2017), the interest component of all payments associated with such lease or other liability shall be excluded from Consolidated Interest Expense.

“Consolidated Net Income” for any period means the net income (or loss) of such Person and its Restricted Subsidiaries, in each case for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded in calculating such net income (or loss), to the extent otherwise included therein, without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Company and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Company or any of its Restricted Subsidiaries during such period; provided, however, that there shall be included in Consolidated Net Income for such period any dividends or other distributions paid in cash to the Company or such Restricted Subsidiary by such Person in such period with respect to any portion of the net income of such Person allocable to the Company or such Restricted Subsidiary excluded from Consolidated Net Income in a previous fiscal period pursuant to the preceding provisions of this clause (1);

(2) except to the extent includible in the net income (or loss) of the Company pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Company or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary other than a Guarantor during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period, unless such restriction with respect to the payment of dividends has been legally waived;

(4) gains or losses attributable to discontinued operations;

(5) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Company or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Company or any Restricted Subsidiary or (b) any Asset Sale by the Company or any Restricted Subsidiary;

(6) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7) unrealized gains and losses with respect to Hedging Obligations;

(8) the cumulative effect of any change in accounting principles or policies since December 31, 2017;

(9) extraordinary gains and losses and the related tax effect;

(10) non-cash interest expense attributable to the equity component of convertible debt, including under ASC Topic 470;

(11) non-cash charges or expenses with respect to the grant of stock options, restricted stock or other equity compensation awards;

(12) goodwill write-downs or other non-cash impairments of assets; and

(13) net after-tax gains or losses attributable to sales of accounts receivable under any Receivables Program will be excluded.

“Consolidated Total Assets” means, with respect to any Person as of any date, the amount set forth under the caption “Total Assets” (or any like caption) on the most recent available consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP.

“Corporate Trust Office” means the offices of the Trustee at which at any time its corporate trust business shall be principally administered, which office as of the date hereof is located at Wells Fargo Bank, National Association, 1445 Ross Avenue, Suite 4300, Dallas, Texas 75202, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuers, or the corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Issuers).

“Credit Agreement” means the Credit Agreement to be dated after the Issue Date and on or prior to the Escrow Release Date, by and among the Company, each Post-Merger Co-Issuer, McDermott Technology, B.V., Crédit Agricole Corporate and Investment Bank and Barclays Bank PLC, each as an administrative agent, and the several lenders and other agents party thereto, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case as such agreement or facility has been or may be amended (including any amendment or restatement thereof), supplemented or otherwise modified from time to time, including any agreement or indenture exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder or adding or removing Subsidiaries as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

“Credit Facilities” means one or more debt facilities, indentures or commercial paper facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, debt securities, term loans, receivables financing or letters of credit or other borrowings and, in each case, as such agreements may be amended, refinanced, restated, refunded or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender, group of lenders or institutional lenders or investors.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Depositary” means with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Global Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the Chief Financial Officer or other principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable (in each case, at the option of the holder thereof), is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the Stated Maturity of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Company to repurchase or redeem such Equity Interests upon the occurrence of a change in control or an Asset Sale occurring prior to the 91st day after the Stated Maturity of the Notes shall not constitute Disqualified Equity Interests if the change of control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than Section 4.14 and Section 4.10, respectively, and such Equity Interests specifically provide that the Company will not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Issuers’ purchase of the Notes as required pursuant to Section 4.14 and Section 4.10, respectively.

“Dollars,” “U.S. dollars,” “U.S. legal tender” or “$” means lawful money of the United States.

“DTC” means The Depository Trust Company and any successor thereto.

“Eligible Bank” means any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, capital and surplus aggregating in excess of $250.0 million (or in the equivalent thereof in a foreign currency as of the date of determination) and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization.

“Eligible Escrow Investments” means such customary short-term liquid investments (including, without limitation, any Cash Equivalents) in which the Escrowed Funds may be invested in accordance with the Escrow Agreement.

“Equity Interests” of any Person means (1) any and all shares, units or other equity interests (including Common Stock, Preferred Stock, limited liability company interests, trust units and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding from all of the foregoing any debt securities convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“Escrow Account” means the account with the Escrow Agent under the Escrow Agreement into which the Initial Purchasers will deposit the Proceeds and the Initial Co-Issuers will deposit, or will cause to be deposited, $27,625,000 in cash.

“Escrow Agent” means Wells Fargo Bank, National Association, as escrow agent for the Escrow Account and the Escrowed Funds.

“Escrowed Funds” means the amount on deposit in the Escrow Account at any time of determination, including any earnings thereon and investments thereof on deposit in the Escrow Account at such time.

“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, damage to, such property or asset, (ii) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of the power of eminent domain or (iii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction as such price is determined in good faith by management of the Company.

“Four Focus Projects” means the “Four Focus Projects” identified in the McDermott International + CB&I Investor Presentation dated March 22, 2018 that is included on the Company’s website as of the date hereof.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time. At any time, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein); provided that any such election, once made, shall be irrevocable; provided further that any calculation or determination herein that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee.

“Global Note Legend” means the legend identified as such in Exhibit A.

“Global Notes” means the Notes that are in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantee” means, individually, any guarantee of payment of the Notes by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture hereto, and, collectively, all such guarantees.

“Guarantors” means the Company and each Restricted Subsidiary of the Company (other than either Issuer) on the Escrow Release Date that becomes a party to this Indenture on such date for purposes of providing a Guarantee with respect to the Notes, and each other Person that is required to and does, or at the election of the Issuers does, become a Guarantor by the terms of this Indenture after the Escrow Release Date by becoming a party to this Indenture, in each case, until such Person is released from its Guarantee in accordance with the terms of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under option, swap, cap, collar, forward purchase or similar agreements or arrangements intended to manage exposure to interest rates or currency exchange rates or commodity prices, either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of any Note.

“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as in effect from time to time.

“incur” means, with respect to any Indebtedness or Obligation, to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1) any liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof, but only to the extent of such recourse);

(2) any obligations of such Person evidenced by bonds, debentures, bankers’ acceptances, notes or other similar instruments;

(3) any reimbursement obligations of such Person in respect of letters of credit, letters of guaranty and similar credit transactions, excluding (without limiting clause (12) of this definition) obligations in respect of letters of credit, letters of guaranty or other similar instruments to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within 20 Business Days (it being understood, for the avoidance of doubt, that any reimbursement obligations in respect of letters of credit, letters of guaranty or other similar instruments not paid within 20 Business Days shall constitute “Indebtedness”);

(4) any obligations of such Person to pay the deferred and unpaid purchase price of property or services, except (i) deferred compensation, trade payables, advances on contracts and accrued expenses incurred by such Person in the ordinary course of business and not overdue by more than 180 days unless subject to a bona fide dispute and (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller;

(5) any Disqualified Equity Interests (with the amount thereof being the maximum fixed redemption or repurchase price of such Disqualified Equity Interests) of such Person or, with respect to any Subsidiary that is not a Guarantor, any Preferred Stock of such Subsidiary;

(6) any Capitalized Lease Obligations or Attributable Debt of such Person;

(7) any Indebtedness of others secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

(8) any Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Company or its Subsidiaries that is guaranteed by the Company or the Company’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis;

(9) to the extent not otherwise included in this definition, net Hedging Obligations of such Person;

(10) any obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person;

(11) any Receivables Program Indebtedness of such Person; and

(12) the face amount of, and all obligations evidenced by or in respect of, any letters of credit (a) issued under or pursuant to the Credit Agreement (whether or not any such letters of credit are drawn) or (b) issued outside of the Credit Agreement to the extent, in the case of clause (b), any such letters of credit are secured by assets or property other than cash (whether or not any such letters of credit are drawn).

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured and, in the case of clause (12), the stated amount or face amount of any such letters of credit referenced in such clause (unless the maximum liability of such Person in respect of any such letters of credit exceeds such stated amount or face amount, in which case, the amount of Indebtedness shall be the maximum liability of such Person in respect of any such letters of credit). For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Indenture. For purposes of clause (12)(b) above, a letter of credit shall not be deemed to be secured solely by virtue of the fact that it is supported by another letter of credit or similar instrument in a “back to back” arrangement. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after December 31, 2017 be deemed to be an incurrence of Indebtedness for any purpose under this Indenture. The term “Indebtedness” also excludes any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Indenture Documents” means, collectively, this Indenture, the Escrow Agreement, the Notes and any Supplemental Indenture.

“Independent Director” means a director of the Company who is independent with respect to the transaction at issue.

“Initial Notes” has the meaning set forth in the preamble hereto. For the avoidance of doubt, the term “Initial Notes” does not include any Additional Notes.

“Initial Purchasers” means Barclays Capital Inc., Credit Agricole Securities (USA) Inc., Goldman Sachs & Co. LLC, ABN AMRO Securities (USA ) LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC and Standard Chartered Bank.

“Intellectual Property” means all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of the Company’s or any Restricted Subsidiary’s business.

“Investment Grade Rating” means a rating equal to or higher than (i) in the case of Moody’s, Baa3 (or the equivalent) and (ii) in the case of S&P, BBB- (or the equivalent).

“Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person (including Affiliates) in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3) all other items that would be classified as investments in another Person on a balance sheet of such Person prepared in accordance with GAAP; and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of an Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with Section 4.18. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained, directly or indirectly, by the Company. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Company shall be deemed not to be Investments but shall be Restricted Payments.

“Issue Date” means April 18, 2018, the date on which the Initial Notes are originally issued.

“Issuers” means the Initial Co-Issuers prior to the Combination and from and after the Combination, the Post-Merger Co-Issuers, as the surviving corporations of the Escrow Mergers, and any successor Person resulting from any transaction permitted by Section 5.1.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement; provided, however, that for the avoidance of doubt, the interest of a Person as owner or lessor under charters or leases of property shall not constitute “Liens” on or in respect of such property.

“Material Intellectual Property” means Intellectual Property owned by the Company or any of its wholly owned Subsidiaries that is material to the business operations of the Company and the Restricted Subsidiaries, taken as a whole.

“merger” means a statutory merger, amalgamation, scheme of arrangement or similar transaction.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale (including (i) payments in respect of deferred payment obligations, when received in the form of cash or Cash Equivalents, (ii) proceeds from the conversion of other consideration received when converted to cash or Cash Equivalents and (iii) insurance proceeds with respect to an Event of Loss), net of:

(1) brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

(2) provisions for taxes payable (including any withholding or other taxes paid or reasonably estimated to be payable in connection with the transfer to the Company of such proceeds from any Restricted Subsidiary that received such proceeds) as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP or amounts placed by the Company or any Restricted Subsidiary in escrow against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided, however, that any amounts remaining after the completion of all adjustments, revaluations or liquidations of such reserves or such amounts held in escrow shall constitute Net Available Proceeds.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness but excluding charters or commercial contracts), except for Customary Recourse Exceptions, or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Note Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Notes” means the Initial Notes and any Additional Notes. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

“Notes Obligations” means all Obligations of the Issuers and the Guarantors arising under the Indenture Documents plus interest and all fees, costs, charges and expenses, including legal fees, recording or filings fees, and expenses payable by the Issuers or any of the Guarantors thereunder or in connection with the transactions under the Indenture Documents, in each case whether accrued or incurred before or after the commencement of a bankruptcy, insolvency or liquidation proceeding, and whether or not allowed or allowable in such proceeding; provided that the term “Notes Obligations” shall only include Obligations relating to any Additional Notes that are actually issued to the extent the issuance of such Additional Notes was permitted under the Indenture Documents.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Initial Co-Issuers’ offering memorandum, dated April 4, 2018, relating to the offer and sale of the Initial Notes.

“Officer” means any of the following of either Issuer or any Guarantor: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Comptroller, the Secretary, any Assistant Secretary, any director or any other person authorized by such Guarantor to have substantially equivalent authority to any of the foregoing.

“Officers’ Certificate” means a certificate signed by two Officers that meets the requirements of Section 11.4 of this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, an Issuer or the Trustee.

“Outside Date” means June 29, 2018.

“Pari Passu Indebtedness” means any Indebtedness of any Issuer or any Guarantor that is not Subordinated Indebtedness.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Paying Agent” means any Person authorized by the Issuers to pay the principal of, premium, if any, or interest on any Notes on behalf of the Issuers.

“Permitted Business” means the businesses engaged in by the Company or any of its Subsidiaries on the Escrow Release Date as described in the Offering Memorandum and businesses that are reasonably related, incidental or ancillary thereto or reasonable extensions thereof.

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Permitted Joint Venture, provided that:

(1) at the time of such Investment and immediately thereafter, the Company could incur at least $1.00 of additional Indebtedness under the Coverage Ratio Exception;

(2) if such Permitted Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Permitted Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Permitted Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Company under the Coverage Ratio Exception.

“Permitted Investment” means:

(1) Investments by the Company or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate with or into, the Company or any Restricted Subsidiary and any Investment held by any such Person at such time that was not incurred in contemplation of such acquisition, merger or consolidation;

(2) Investments in the Company by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Company and its Restricted Subsidiaries (i) in the ordinary course of business (including payroll, travel and entertainment related advances) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act) and (ii) to purchase Equity Interests of the Company not in excess of $2.5 million individually and $5.0 million in the aggregate outstanding at any one time;

(4) Hedging Obligations entered into in the ordinary course of business for bona fide hedging purposes of the Company or any Restricted Subsidiary or Permitted Joint Venture and not for the purpose of speculation, provided that with respect to Hedging Obligations entered into on behalf of or with respect to an obligation of a Permitted Joint Venture, such Permitted Joint Venture or a holder of Equity Interests thereof (other than Company or any of its Restricted Subsidiaries), in each case which the Company reasonably determines to be creditworthy, agrees in writing to indemnify or reimburse the Company or a Restricted Subsidiary for any payments made on or with respect to such Hedging Obligation;

(5) Investments in cash and Cash Equivalents;

(6) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or received in compromise or resolution of litigation, arbitration or other disputes with such parties;

(8) prepaid expenses and deposits created or made in the ordinary course of business;

(9) Investments made by the Company or any Restricted Subsidiary as a result of non-cash consideration received in connection with (a) an Asset Sale made in compliance with Section 4.10 or (b) a transaction deemed not to be an Asset Sale pursuant to clause (m) of the definition of “Asset Sale”;

(10) lease, utility and other similar deposits in the ordinary course of business;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(12) (a) Permitted Business Investments having an aggregate Fair Market Value (measured on the date each such Permitted Business Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Permitted Business Investments made pursuant to this clause (12)(a) since the Escrow Release Date, do not exceed $200.0 million (net of, with respect to the Permitted Business Investment in any particular Person made pursuant to this clause (12)(a), the cash return thereon received after the Escrow Release Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Permitted Business Investments in such Person made after the Escrow Release Date in reliance on this clause (12)(a)) (provided that, any such amount used to reduce the aggregate amount of Permitted Business Investments made pursuant to this clause (12)(a) will not be included in clause (3) of Section 4.7(a) and (b) any Permitted Business Investment if and only if, immediately after giving pro forma effect thereto and the incurrence of any Indebtedness the net proceeds of which are used to finance such Permitted Business Investment, the Total Net Leverage Ratio would be less than 2.25 to 1.0; provided that after giving effect to such Permitted Business Investments pursuant to this clause (12), all Material Intellectual Property shall be owned by the Company or a Restricted Subsidiary;

(13) guarantees of Indebtedness of the Company or any of its Restricted Subsidiaries permitted in accordance with Section 4.9;

(14) repurchases of, or other Investments in, the Notes;

(15) advances or extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services, the leasing of equipment or the licensing of property in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Company or the applicable Restricted Subsidiary deems reasonable under the circumstances;

(16) charters of Vessels in the ordinary course of business;

(17) Investments (a) existing on the Escrow Release Date that were not made after the Issue Date or (b) made after the Issue Date pursuant to commitments in effect on the Issue Date;

(18) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Equity Interests) of the Company; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the Restricted Payments Basket;

(19) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments made pursuant to this clause (19) since the Escrow Release Date, do not exceed $400.0 million (net of, with respect to the Investment in any particular Person made pursuant to this clause (19), the cash return thereon received after the Escrow Release Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause (19); provided that, any such amount used to reduce the aggregate amount of Investments made pursuant to this clause (19) will not be included in clause (3) of Section 4.7(a); provided that to the extent any such Investment is made in a Person that is not a Restricted Subsidiary, such Investments do not involve Material Intellectual Property;

(20) performance guarantees of any trade or non-financial operating contract (other than such contract that itself constitutes Indebtedness) in the ordinary course of business;

(21) loans to a Person for the sole purpose of enabling such Person to purchase or otherwise acquire Equity Interests of a Restricted Subsidiary (other than an Issuer or a Guarantor) and solely for purposes of satisfying legal requirements or regulations; provided that (i) the proceeds of such loans are concurrently contributed to such Restricted Subsidiary, (ii) the Company, directly or indirectly, retains a Lien on the Equity Interests of such Restricted Subsidiary to secure the unpaid amount of such loan, and (iii) substantially all dividends and distributions from such Restricted Subsidiary to such Person on account of such Equity Interests are applied to prepay such loan;

(22) Investments arising as a result of any Receivables Program; and

(23) the Combination.

In determining whether any Investment is a Permitted Investment, the Company may allocate or reallocate all or any portion of an Investment among the clauses of this definition and any of the provisions of Section 4.7.

“Permitted Joint Venture” means, with respect to a Person, (a) any other Person (other than a Subsidiary of such Person) engaged in a Permitted Business (1) in which the Person has (i) veto power over significant entity level joint venture decisions and (ii) board or management committee representation and (2) of which at least 20.0% of the outstanding Equity Interests of such other Person is at the time owned directly or indirectly by the specified Person or (b) any unincorporated joint venture in which the Company or any Restricted Subsidiary of the Company owns at least a 25.0% interest in such joint venture if such Person is unincorporated and such Person’s financial information is consolidated or proportionally consolidated with the Company in accordance with GAAP.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(2) Liens in respect of property of the Company or any Restricted Subsidiary imposed by law or contract, which were not incurred or created to secure Indebtedness for borrowed money, such as maritime, carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, vendors’, repairmen’s and mechanics’ Liens and other similar Liens so long as all such Liens arise in the ordinary course of business, and which do not in the aggregate materially detract from the value of the property of the Company or its Restricted Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(3) pledges or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar regulations;

(4) (i) Liens incurred in the ordinary course of business to secure the performance of tenders, bids, trade contracts, stay and customs bonds, leases, statutory obligations, surety and appeal bonds, performance bonds, statutory bonds, government contracts, performance and return money bonds and other similar obligations (in each case, exclusive of obligations for the payment of borrowed money), (ii) Liens incurred in the ordinary course of business to secure liability for premiums to insurance carriers, and (iii) Liens on accounts receivable, related contracts and bank accounts securing reimbursement obligations in respect of letters of credit, bank guarantees and similar obligations;

(5) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6) Liens arising out of judgments or awards not resulting in a Default or an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(7) survey exceptions, easements, rights of way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) in the aggregate materially interfering with the conduct of the business of the Company and its Restricted Subsidiaries and not materially impairing the use of such Real Property in such business;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any Restricted Subsidiary, including rights of offset and setoff;

(9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(10) any interest or title of a lessor under any lease entered into by the Company or any Restricted Subsidiary not in violation of this Indenture;

(11) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases, consignments of goods or transfers of accounts, in each case to the extent not securing performance of a payment or other obligation;

(12) Liens on accounts receivable and related assets arising in connection with any Receivables Program;

(13) Liens existing on the Escrow Release Date that were not created or assumed on or after the Issue Date securing Indebtedness outstanding on the Escrow Release Date that was not incurred on or after the Issue Date;

(14) Liens in favor of an Issuer or a Guarantor;

(15) Liens securing Indebtedness under Credit Facilities outstanding on the Escrow Release Date or incurred pursuant to Section 4.9(b)(1);

(16) Liens arising pursuant to Purchase Money Indebtedness, and Refinancing Indebtedness incurred in respect of any such Purchase Money Indebtedness; provided that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100.0% of the cost of the property being acquired or leased at the time of the incurrence of such Purchase Money Indebtedness and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Indebtedness (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof and, if such Liens encumbered types of assets of any Person, additional assets of that same type of such Person) and do not encumber any other property of the Company or any Restricted Subsidiary;

(17) (a) Liens securing Acquired Indebtedness permitted to be incurred under this Indenture; provided that such Liens do not extend to any assets other than those of the Person being acquired, amalgamated or merged with or into and (b) Liens on assets existing at the time such assets are acquired by the Company or any Restricted Subsidiary (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof);

(18) Liens to secure Indebtedness incurred to replace or refinance Indebtedness secured by Liens referred to in the foregoing clauses (13) and (17) and this clause (18); provided that such Liens shall be permitted under this clause (18) only to the extent they do not extend to any additional assets (other than (i) improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof and (ii) if such Liens encumbered types of assets, additional assets of that same type) and provided, further, that the amount of such Indebtedness is not increased except as necessary to pay premiums or expenses incurred in connection with such refinancing;

(19) licenses, sublicenses or leases or subleases of property, including Intellectual Property, granted by the Company or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company or such Restricted Subsidiary;

(20) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(21) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any Restricted Subsidiary, which defeasance is otherwise permitted under this Indenture;

(22) Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary or Permitted Joint Venture and not for the purpose of speculation, provided that with respect to Hedging Obligations entered into on behalf of or with respect to an obligation of a Permitted Joint Venture, such Permitted Joint Venture or a holder of Equity Interests thereof (other than Company or any of its Restricted Subsidiaries), in each case which the Company reasonably determines to be creditworthy, agrees in writing to indemnify or reimburse the Company or a Restricted Subsidiary for any payments made on or with respect to such Hedging Obligation;

(23) Liens in favor of the Trustee as provided for in this Indenture on money or property held or collected by the Trustee in its capacity as Trustee;

(24) other Liens with respect to obligations which do not in the aggregate exceed at any time outstanding the greater of (a) $200.0 million and (b) 2.5% of the Company’s Consolidated Total Assets determined at the time of incurrence of such obligation;

(25) any pledge of the Equity Interests of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary, to the extent such pledge constitutes an Investment permitted under Section 4.7;

(26) Liens securing Treasury Management Arrangements entered into in the ordinary course of business;

(27) Liens on the Amazon (and any related assets) securing Indebtedness incurred pursuant to Section 4.9(b)(18); and

(28) Liens existing pursuant to any Indenture Document.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, mutual fund trust or government or other agency or political subdivision thereof or other legal entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other Equity Interests (however designated) of such Person whether now outstanding or issued after the Issue Date that is preferred as to the payment of dividends or distributions upon liquidation, dissolution or winding up, over another class of Equity Interests (however designated) of such Person.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Proceeds” means the gross proceeds of the offering of the Initial Notes.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Company or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (except in the case of Capitalized Lease Obligations) the amount of such Indebtedness shall not exceed such purchase price or cost.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Company.

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Company (or any direct or indirect parent of the Company to the extent the net proceeds therefrom are contributed to the common equity capital of the Company or used to purchase Qualified Equity Interests of the Company), other than (a) any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors, trustees or employees, or (b) public offerings with respect to the Company’s Qualified Equity Interests (or options, warrants or rights with respect thereto) registered on Form S-4 or S-8.

“Rating Agencies” means Moody’s and S&P.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Program” means any program providing for the sale or other disposition of trade or other receivables entered into by the Company or a Restricted Subsidiary on terms customary for such financing transactions, the terms of which arrangement do not impose any recourse or repurchase obligations upon the Company or any Restricted Subsidiary except for reasonably customary representations, warranties, covenants and indemnities by the Company or a Restricted Subsidiary in connection therewith.

“Receivables Program Indebtedness” means, at any time, the liabilities of the Company or a Restricted Subsidiary under a Receivables Program that would be outstanding at such time thereunder if the same were structured as a secured lending arrangement rather than a purchase and sale arrangement.

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Company or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any Indebtedness of the Company or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2) the obligors of the Refinancing Indebtedness do not include any Person (other than any Issuer or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(3) if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(4) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Refinanced Indebtedness (or that would have been required to secure such Refinanced Indebtedness pursuant to the terms thereof);

(5) (a) if the Stated Maturity of the Refinanced Indebtedness is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Refinanced Indebtedness or (b) if the Stated Maturity of the Refinanced Indebtedness is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days after the Stated Maturity of the Notes;

(6) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(7) the proceeds of the Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed, refinanced, replaced, defeased, discharged, refunded or otherwise retired for value within one year of the incurrence of the Refinancing Indebtedness.

“Regulation S Legend” means the legend identified as such in Exhibit A.

“Responsible Officer” means, when used with respect to the Trustee, any officer assigned to the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Notes Legend” means the legend identified as such in Exhibit A.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution (whether made in cash, securities or other property) on or in respect of Equity Interests of the Company or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of any Restricted Subsidiary, any dividend or distribution to the holders of its Equity Interests on a pro rata basis or a basis more favorable to the Company;

(2) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (including, without limitation, any payment in connection with any merger or consolidation involving the Company);

(3) any Investment other than a Permitted Investment; or

(4) any principal payment on, purchase, redemption, defeasance, prepayment, decrease or other acquisition or retirement for value prior to any scheduled maturity in respect of any Subordinated Indebtedness (other than any such payment made within one year of any such scheduled maturity and other than any Subordinated Indebtedness owed to and held by the Company or any Restricted Subsidiary permitted under clause (6) of the definition of “Permitted Indebtedness” herein).

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” refers to a Restricted Subsidiary of the Company.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc. and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate or certificates signed by the Secretary of each Issuer.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Rule 1–02 of Regulation S-X promulgated pursuant to the Securities Act as such Regulation was in effect on the Issue Date.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of either Issuer or any Guarantor that is expressly contractually subordinated in right of payment to the Notes or the Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association, trust or other business entity of which more than 50.0% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

provided that any reference herein to a “Subsidiary” of the Company shall (i) exclude any Person whose financial statements are not at that time consolidated with the financial statements of the Company in accordance with GAAP and (ii) include any Person whose financial statements are at that time consolidated with the financial statements of the Company in accordance with GAAP.

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Company.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties and interest and other similar liabilities related thereto). “Taxes” shall be construed to have a corresponding meaning.

“Total Net Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of Indebtedness for borrowed money (which, notwithstanding anything to the contrary, (i) shall include reimbursement obligations in respect of any letters of credit that have been drawn upon or presented and not paid within 5 Business Days and (ii) shall not include (a) any Receivables Program Indebtedness to the extent that, in accordance with GAAP, such Receivables Program Indebtedness is not required to be included as a liability of the Company or its Restricted Subsidiaries on its financial statements or (b) any Indebtedness of the Company or any of its Restricted Subsidiaries that is owed to the Company, any of its Restricted Subsidiaries or any joint venture that is a Guarantor or that is permitted pursuant to Section 4.9(b)(20)) of the Company and the Restricted Subsidiaries less the amount of Indebtedness under the Credit Facilities that is cash collateralized to secure the issuance of letters of credit thereunder in an aggregate amount not to exceed $400.0 million at any time to (y) Consolidated Cash Flow of the Company for the four most recent fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation is being made, in each case determined on a pro forma basis consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Interest Coverage Ratio.”

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Transactions” means the release of the Escrowed Funds from the Escrow Account, the effectiveness of the Credit Agreement and the receipt of proceeds thereunder, the payment of certain existing Indebtedness of the Company and its Subsidiaries and CB&I and its Subsidiaries and the consummation of the Combination.

“Treasury Management Arrangement” means any arrangement for credit card, cash management, clearing house, wire transfer, depository, treasury or investment services in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis (including all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of the Company or any of its Restricted Subsidiaries arising out of any cash management, clearing house, wire transfer, depository, treasury or investment services) provided to the Company or any of its Restricted Subsidiaries.

“Treasury Rate” means, as of any redemption date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the redemption date) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 1, 2021; provided, however, that if the period from the redemption date to May 1, 2021 is not equal to the constant maturity of a United States Treasury security for which such yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to May 1, 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means Wells Fargo Bank, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiary” means (a) Boudin Insurance Company, Ltd., (b) McDermott (DLV 2000) Chartering, Inc., (c) any other Subsidiary of the Company that at the time of determination shall have been designated an Unrestricted Subsidiary by the Board of Directors of the Company in accordance with Section 4.18 and (d) any Subsidiary of an Unrestricted Subsidiary. Notwithstanding the preceding, if at any time any Unrestricted Subsidiary would fail to meet the requirements of an Unrestricted Subsidiary described in Section 4.18, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Vessel” means any marine vessel used or useful in the business of the Company or its Restricted Subsidiaries, together with all related spares, equipment and any additions or improvements thereto.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof at such time (without regard to the occurrence of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at Stated Maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

SECTION 1.2. Other Definitions.

Term	Defined in Section
“acceleration declaration”	6.2
“Act”	11.14(a)
“Additional Amounts”	2.17(1)(a)
“Affiliate Transaction”	4.11(a)
“Alternate Offer”	4.14
“Change of Control Offer”	4.14(2)
“Change of Control Payment Date”	4.14(2)
“Change of Control Purchase Price”	4.14
“Covenant Defeasance”	8.3
“Covenant Suspension Event”	4.21(a)
“Coverage Ratio Exception”	4.9(a)
“Deposit Trustee”	8.5
“Designation”	4.18
“Designation Amount”	4.18
“EDGAR”	4.3
“Escrow Agreement”	3.9(b)
“Escrow Conditions”	3.9(b)
“Escrow Release Date”	3.9(b)
“Event of Default”	6.1
“Excess Proceeds”	4.10(b)
“Excluded Subsidiary”	10.4(c)
“Four-Quarter Period”	1.1
“Judgment Currency”	12.18
“Legal Defeasance”	8.2
“Net Proceeds Offer”	4.10(c)
“Net Proceeds Offer Amount”	4.10(d)

Term	Defined in Section
“Net Proceeds Offer Period”	4.10(d)
“Net Proceeds Purchase Date”	4.10(d)
“Non-Guarantor Debt Cap”	4.9(b)
“Permitted Indebtedness”	4.9(b)
“QIBs”	2.1(b)
“Redesignation”	4.18
“Refinanced Indebtedness”	1.1
“Registrar”	2.3
“Regulation S”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Release”	3.9(b)
“Restricted Payments Basket”	4.7(a)
“Restricted Period”	2.15(a)(i)
“Reversion Date”	4.20(b)
“Rule 144A”	2.1(b)
“Rule 144A Global Note”	2.1(b)
“Special Mandatory Redemption”	3.9(a)
“Special Mandatory Redemption Date”	3.9(a)
“Special Mandatory Redemption Event”	3.9(a)
“Special Mandatory Redemption Notice”	3.9(a)
“Specified Tax Jurisdiction”	2.17(1)
“Surviving Entity”	5.1(a)(1)(b)
“Suspended Covenants”	4.20(a)
“Suspension Period”	4.19(d)
“Transaction Date”	1.1

SECTION 1.3. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) unless otherwise specified, any reference to Section, Article or Exhibit refers to such Section, Article or Exhibit, as the case may be, of this Indenture;

(6) provisions apply to successive events and transactions;

(7) all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States;

(8) references to agreements, documents and other instruments herein include amendments, supplements, restatements and waivers to such agreements, documents or instruments but only to the extent any such amendments, supplements, restatements and waivers are not prohibited by the Indenture Documents; and

(9) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

ARTICLE II

THE NOTES

SECTION 2.1. Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes will be issued in registered form, without coupons, and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered Holder will be treated as the owner of such Note for all purposes.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuers and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(a) The Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Note Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6.

(b) The Initial Notes are being issued by the Issuers only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) and (ii) in reliance on Regulation S under the Securities Act (“Regulation S”). After such initial issuance, Initial Notes that are Transfer Restricted Notes may be transferred to QIBs in reliance on Rule 144A or outside the United States pursuant to Regulation S or to any of the Issuers, in accordance with certain transfer restrictions.

Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Restricted Notes Legend (collectively, the “Rule 144A Global Note”), deposited with the Note Custodian, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Regulation S Legend (collectively, the “Regulation S Global Note”), deposited with the Note Custodian. The Rule 144A Global Note and the Regulation S Global Note shall each be issued with separate CUSIP numbers. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Note Custodian. Transfers of Notes among QIBs and to or by purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.15.

(c) Notes issued with original issue discount shall bear a legend in substantially the following form:

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST TO THE ISSUERS AT 4424 WEST SAM HOUSTON PARKWAY NORTH, HOUSTON, TEXAS 77041, THE ISSUERS WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE.

(d) Section 2.1(b) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Issuers shall execute and the Trustee shall, in accordance with Section 2.1(a) and Section 2.1(b) and this Section 2.1(c) and Section 2.2, authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Note Custodian for the Depositary.

SECTION 2.2. Execution and Authentication. An Officer of each Initial Co-Issuer shall sign the Notes for the Issuers by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of a Responsible Officer of the Trustee. The signature of a Responsible Officer of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of a written order of the Issuers signed by one Officer of each Issuer directing the Trustee to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with and receipt of an Opinion of Counsel, authenticate Notes for original issue in the aggregate principal amount stated in such written order.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuers to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent or agents. An authenticating agent has the same rights as an Agent to deal with Holders or the Issuers or an Affiliate of any Issuer.

SECTION 2.3. Registrar; Paying Agent. The Issuers shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional Paying Agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers and/or any Restricted Subsidiary may act as Paying Agent or Registrar.

The Issuers shall notify the Trustee in writing, and the Trustee shall notify the Holders, of the name and address of any Agent not a party to this Indenture. The Issuers shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain a Registrar or Paying Agent, or fail to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.6.

The Issuers initially appoints the Trustee to act as the Registrar and Paying Agent.

The Issuers initially appoints DTC to act as the Depositary with respect to the Global Notes.

SECTION 2.4. Paying Agent to Hold Money in Trust. The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and shall notify the Trustee of any Default by the Issuers in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay to the Trustee all money held by it in trust for the benefit of the Holders or the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders or the Trustee to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary) shall have no further liability for such money. If the Issuers or any of their Restricted Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of any of the events specified in Section 6.1, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof.

SECTION 2.6. Book-Entry Provisions for Global Notes.

(a) Each Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Note Custodian for such Depositary and (iii) bear the Global Note legends as required by Section 2.6(e).

Members of, or Participants in, the Depositary shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Note Custodian, or under such Global Note, and the Depositary may be treated by the Issuers, and any Trustee or Agent and any of their respective agents, as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any Agent or their respective agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

Neither the Trustee nor any Agent shall have any responsibility or obligation to any Holder that is a member of (or a Participant in) the Depositary or any other Person with respect to the accuracy of the records of the Depositary (or its nominee) or of any member or Participant thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. Each of the Trustee and the Agents may rely (and shall be fully protected in relying) upon information furnished by the Depositary with respect to its members, Participants and any beneficial owners in the Notes.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary (or its nominee).

(b) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with Section 2.15 and the rules and procedures of the Depositary. In addition, certificated Notes shall be transferred to beneficial owners in exchange for their beneficial interests only if (i) the Depositary notifies the Issuers that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed by the Issuers within ninety (90) days of such notice or (ii) there shall have occurred and be continuing an Event of Default and the Depositary shall have requested the issuance of certificated Notes.

(c) In connection with the transfer of the entire Global Note to beneficial owners pursuant to clause (b) of this Section 2.6, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and the Trustee shall authenticate and deliver to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of certificated Notes of authorized denominations.

(d) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interest through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e) Each Global Note shall bear the Global Note Legend on the face thereof.

(f) At such time as all beneficial interests in Global Notes have been exchanged for certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(g) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and certificated Notes at the Registrar’s request.

(2) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.10, Section 2.16, Section 3.6, Section 4.10, Section 4.14 and Section 9.4 hereof).

(3) All Global Notes and certificated Notes issued upon any registration of transfer or exchange of Global Notes or certificated Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes (or interests therein) or certificated Notes surrendered upon such registration of transfer or exchange.

(4) The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business fifteen (15) days before the day of any selection of Notes for redemption and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, or the Issuers shall be affected by notice to the contrary.

(6) The Trustee shall authenticate Global Notes and certificated Notes in accordance with the provisions of Section 2.2. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any certificated Note in exchange for a Global Note.

(7) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(8) Each Holder agrees to indemnify the Issuers and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States Federal or state securities law.

(9) The transferor of any Note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including any cost basis reporting obligations under Section 6045 of the Internal Revenue Code of 1986, as amended. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information. In connection with any proposed exchange of a certificated Note for a Global Note, the Issuers or the Depositary shall be required to provide or cause to be provided to the Trustee all information available to the Issuers or the Depositary, as applicable, that is necessary to allow the Trustee to comply with any applicable tax reporting obligations, including any cost basis reporting obligations under Section 6045 of the Internal Revenue Code of 1986, as amended. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

SECTION 2.7. Replacement Notes. If any mutilated Note is surrendered to the Trustee, or the Issuers and the Trustee receive evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon the written order of the Issuers signed by an Officer of the Issuers, shall authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers, the Trustee and the Agents may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Issuers or an Affiliate of an Issuer holds the Note.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the Paying Agent (other than an Issuer, a Subsidiary or an Affiliate of any thereof) holds, on or after the maturity date, any redemption date or date for purchase of the Notes pursuant to an offer to purchase, money sufficient to pay the amounts under the Notes payable on such date, then on and after that date such Notes payable on such date shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.9. Treasury Notes. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by any Issuer or by any Affiliate of any Issuer shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes of which a Responsible Officer of the Trustee has written notice as being so owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by an Issuer or an Affiliate of an Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 2.10. Temporary Notes. Until certificated Notes are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Issuers signed by one Officer of each Issuer. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall upon receipt of a written order of the Issuers signed by one Officer, authenticate certificated Notes in certificate form in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11. Cancellation. The Issuers at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which any of the Issuers may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Section 2.7, the Issuers may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their disposal delivered to any of the Issuers upon their written request therefor.

SECTION 2.12. Defaulted Interest. If the Issuers default in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1. The Issuers shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least fifteen (15) days before the special record date, the Issuers (or the Trustee, in the name and at the expense of the Issuers) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Trustee will have no duty whatsoever to determine whether any defaulted interest is payable or the amount thereof.

SECTION 2.13. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.14. CUSIP Number. The Issuers in issuing the Notes may use a “CUSIP” number, and if it does so, the Trustee shall use the CUSIP number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuers shall promptly notify the Trustee in writing of any change in any CUSIP number.

SECTION 2.15. Special Transfer Provisions. Each Note issued pursuant to an exemption from registration under the Securities Act (other than in reliance on Regulation S) will constitute a Transfer Restricted Note and be required to bear the Restricted Notes Legend until the date that is one year after the later of the date of original issue and the last date on which an Issuer or any affiliate (within the meaning of Rule 405 under the Securities Act) of an Issuer was the owner of such Notes (or any predecessor thereto), unless and until such Transfer Restricted Note is transferred or exchanged pursuant to an effective registration statement under the Securities Act.

(a) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Note issued in reliance on Regulation S to a QIB:

(i) The Registrar shall register the transfer of a Note issued in reliance on Regulation S by a Holder to a QIB if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit D from the proposed transferor; provided that the letter required by paragraph 2.5(a)(i)(b) shall only be required on or prior to the 40th day after the later of the commencement of the offering of such Note and the issue date of such Note (such period through and including such 40th day, the “Restricted Period”). The Issuers shall provide written notice to the Trustee of the date that constitutes the final day of the Restricted Period in respect of any Notes issued in reliance on Regulation S; provided, however, that no such notice shall be required with respect to any Initial Notes issued in reliance on Regulation S and May 28, 2018 shall constitute the final day of the Restricted Period for such Initial Notes.

(ii) If the proposed transferee is a Participant and the Note to be transferred consists of an interest in the Regulation S Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Rule 144A Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of such Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in such Regulation S Global Note to be so transferred.

(b) Transfers Pursuant to Regulation S. The following provisions shall apply with respect to registration of any proposed transfer of a Transfer Restricted Note pursuant to Regulation S:

(i) The Registrar shall register any proposed transfer of a Transfer Restricted Note by a Holder pursuant to Regulation S upon receipt of (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit E hereto from the proposed transferor.

(ii) If the proposed transferee is a Participant and the Transfer Restricted Note to be transferred consists of an interest in the Rule 144A Global Note upon receipt by the Registrar of (x) the letter, if any, required by paragraph (i) above and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the Rule 144A Global Note to be transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Rule 144A Global Note in an amount equal to the principal amount of the beneficial interest in such Rule 144A Global Note to be transferred.

(c) In the event that a Global Note is exchanged for Notes in certificated, registered form pursuant to Section 2.6, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (a) and (b) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S, as the case may be) and such other procedures as may from time to time be adopted by the Issuers and notified to the Trustee in writing.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing the Restricted Notes Legend, the Registrar shall deliver only Notes that bear the Restricted Notes Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuers to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(e) Regulation S Legend. Upon the transfer, exchange or replacement of Notes not bearing the Regulation S Legend, the Registrar shall deliver Notes that do not bear the Regulation S Legend. Upon the transfer, exchange or replacement of Notes bearing the Regulation S Legend, the Registrar shall deliver only Notes that bear the Regulation S Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuers to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(f) General. By its acceptance of any Note bearing the Restricted Notes Legend or the Regulation S Legend, as applicable, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend or the Regulation S Legend, as applicable, and agrees that it shall transfer such Note only as provided in this Indenture. A transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a certificated Note or a beneficial interest in another Global Note shall be subject to compliance with applicable law and the applicable procedures of the Depositary but is not subject to any procedure required by this Indenture.

In connection with any proposed transfer pursuant to Regulation S or pursuant to any other available exemption from the registration requirements of the Securities Act (other than pursuant to Rule 144A), the Issuers may require the delivery of an Opinion of Counsel, other certifications or other information satisfactory to the Issuers.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.15.

SECTION 2.16. Issuance of Additional Notes. The Issuers shall be entitled to issue Additional Notes in an unlimited aggregate principal amount under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, amount of interest payable on the first interest payment date applicable thereto and transfer restrictions; provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9 and Section 4.12, provided further that Additional Notes will not be issued with the same CUSIP, if any, as any Notes then existing unless such Additional Notes are fungible with such Notes then existing for U.S. federal income tax purposes. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, each Issuer shall set forth in a resolution of its Board of Directors and in an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date, the CUSIP number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue;

(3) whether such Additional Notes shall be Transfer Restricted Notes; and

(4) that such issuance is not prohibited by this Indenture.

The Trustee shall, upon receipt of the resolution of each Issuer’s Board of Directors and Officers’ Certificate, authenticate the Additional Notes in accordance with the provisions of Section 2.2 of this Indenture.

SECTION 2.17. Payment of Additional Amounts.

(1) All payments made by or on behalf of the Issuers under or with respect to the Notes or by or on behalf of any Guarantor under or with respect to its Guarantee, will be made without withholding or deduction for or on account of any Taxes imposed or levied by or on behalf of any Panamanian taxing authority or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which either Issuer or any Guarantor (including any successor entity) is organized, incorporated, engaged in business or is otherwise resident or treated as resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each, a “Specified Tax Jurisdiction”), unless required by law or regulation of any such taxing authority. If an Issuer or a Guarantor is obligated to withhold or deduct any amount for, or on account of Taxes imposed or levied by or on behalf of any Specified Tax Jurisdiction from any payment made under or with respect to the Notes, or any Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, such Issuer or such Guarantor will:

(a) subject to the limitations below, pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received in respect of such payments (including Additional Amounts) after such withholding or deduction will not be less than the amount that would have been received in respect of such payments if such Taxes had not been withheld or deducted;

(b) make all withholdings and deductions required by applicable law and remit the full amount deducted or withheld to the relevant tax authority in accordance with applicable law;

(c) furnish to the Trustee for the benefit of the beneficial owners of the Notes, within 60 days after the date payment of any Taxes is due pursuant to applicable law, certified copies of an official receipt of the relevant government authorities for all amounts deducted or withheld pursuant to applicable law, or if such receipts are not readily obtainable without significant expense (as reasonably determined by the Issuers), other evidence of payment by such Issuer or such Guarantor of those Taxes reasonably satisfactory to the Trustee which the Trustee will make available to the beneficial owners of Notes upon reasonable request; and

(d) at least 15 days prior to each date on which any Additional Amounts are payable, deliver to the Trustee an Officers’ Certificate setting forth the calculation of the Additional Amounts to be paid and such other information as the Trustee may request to enable the Trustee to pay such Additional Amounts on the payment date. The Trustee shall not be required to determine whether such payments are necessary and shall be entitled to rely solely on such Officers’ Certificate as conclusive proof with respect thereto.

(2) Notwithstanding the foregoing, no Issuer nor any Guarantor will pay Additional Amounts with respect to a payment made to any Holder or beneficial owner of a Note:

(a) which is subject to such taxes by reason of the Holder or the beneficial owner being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in, or otherwise having some present or former connection with the relevant Specified Tax Jurisdiction otherwise than by the mere acquisition, holding or disposition of the Notes, or the enforcement of rights or the receipt of payments under or in respect of any Note or any Guarantee;

(b) for or on account of any taxes imposed or deducted or withheld by reason of the failure of the Holder or beneficial owner of the Notes to complete, execute and deliver to an Issuer or a Guarantor, as the case may be, any customary form or document, to the extent applicable to such Holder or beneficial owner, and to the extent such Holder or beneficial owner is legally entitled to do so, that is required by law (including any applicable tax treaty) or by reason of administration of such law, and which is reasonably requested in writing by such Issuer or such Guarantor at least 60 days before any such withholding or deduction would be payable to be delivered to such Issuer or such Guarantor in order to enable such Issuer or such Guarantor to make payments on the Notes or pursuant to any Guarantee, as the case may be, without deduction or withholding for taxes, or with deduction or withholding of a lesser amount;

(c) for or on account of any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property or similar Tax;

(d) for or on account of any Tax that is payable otherwise than by withholding from payments under or with respect to the Notes or the Guarantees;

(e) where the payment could have been made without any deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later;

(f) if the Holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment, to the extent that such payment would be required to be included in income under the laws of the relevant taxing jurisdiction for tax purposes, of a beneficiary or settler with respect to such fiduciary, a member of such partnership or a beneficial owner who, in each case, would not have been entitled to such Additional Amounts had such beneficiary, settler, partner or beneficial owner been the Holder thereof;

(g) any withholding tax imposed by the United States or a political subdivision thereof; or

(h) any combination of the instances described in the foregoing clauses (a) through (g).

(3) Any reference in this Indenture or the Notes to the payment of principal, premium, if any, interest, purchase price, redemption price or any other amount payable under or with respect to any Note, will be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. The Issuers’ and the Guarantors’ obligation to make payments of Additional Amounts will survive any termination of this Indenture or the defeasance of any rights hereunder or any transfer by a Holder or beneficial owner of its Notes.

(4) The Issuers and the Guarantors will promptly pay and indemnify the Holders and beneficial owners of the Notes for any present or future stamp, issue, registration, transfer, documentation, court or any other excise or property Taxes, charges or similar levies (including interest and penalties with respect thereto) that arise in a Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of each Note, any Guarantee or any other document or instrument referred to herein or therein or the receipt of any payments with respect thereto (limited, solely in the case of taxes attributable to the receipt of any payments with respect thereto, to any such taxes imposed in a relevant Tax Jurisdiction that are not excluded under clauses 2(a) through (c) and 2(e) through (h) of this Section 2.17 or any combination thereof).

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1. Notices to Trustee. If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.7, they shall furnish to the Trustee, at least three (3) Business Days (or such shorter period as is acceptable to the Trustee) prior to the giving of notice of redemption, an Officers’ Certificate setting forth the (i) section of this Indenture pursuant to which the redemption shall occur, (ii) redemption date, (iii) principal amount of Notes to be redeemed and (iv) redemption price (provided that, with respect to any redemption pursuant to Section 3.7(a), the redemption price need only be included in such notice to the extent the redemption price has been determined at the time of such notice (and if not so determined at such time, such notice shall then include the manner in which the redemption price will be calculated)).

If the Issuers are required to make an offer to purchase Notes pursuant to Section 4.10 or Section 4.14, they shall furnish to the Trustee, at least three (3) Business Days (or such shorter period as is acceptable to the Trustee) prior to the giving of notice of the offer to purchase, an Officers’ Certificate setting forth the (i) section of this Indenture pursuant to which the offer to purchase shall occur, (ii) terms of the offer, (iii) principal amount of Notes to be purchased, (iv) purchase price and (v) purchase date and further setting forth a statement to the effect that (a) the Issuers or one of their respective Restricted Subsidiaries has effected an Asset Sale and there are Excess Proceeds aggregating an amount equal to or more than $25.0 million or (b) a Change of Control has occurred, as applicable.

The Issuers will also provide the Trustee with any additional information that the Trustee reasonably requests in connection with any redemption or offer.

SECTION 3.2. Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis (or, in the case of such Notes issued in global form, based on a method DTC or its nominee or successor may require); provided, however that no Notes of $2,000 in original principal amount or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to Section 3.7(d), selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (or, in the case of such Notes issued in global form, based on a method DTC or its nominee or successor may require), unless that method is otherwise prohibited.

On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption so long as the Issuers have complied with Section 3.5 in connection with such redemption. The Trustee shall make the selection from the Notes outstanding and not previously called for redemption as long as the Issuers have deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to this Indenture and shall promptly notify the Issuers in writing of the Notes selected for redemption. The Trustee may select for redemption portions (equal to $1,000 or any integral multiples of $1,000 thereof) of the principal of the Notes that have denominations larger than $2,000.

SECTION 3.3. Notice of Redemption. Subject to the provisions of Section 4.10 and Section 4.14, the Issuers shall deliver or cause to be delivered in accordance with Section 11.1, a notice of redemption to each Holder whose Notes are to be redeemed (with a copy to the Trustee), at least fifteen (15) days but not more than sixty (60) days before a redemption date (except that notices may be delivered more than sixty (60) days before a redemption date if the notice is issued in accordance with Section 8.8).

The notice shall identify the Notes (including CUSIP numbers) to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price; provided that, with respect to any redemption pursuant to Section 3.7(a), the redemption price need only be included in the notice of redemption to the extent the redemption price has been determined at the time of such notice of redemption (and if not so determined at such time, the notice of redemption shall then include the manner in which the redemption price will be calculated);

(3) if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate);

(4) the name and address of the Trustee;

(5) that Notes called for redemption must be surrendered to the Trustee to collect the redemption price;

(6) that, unless an Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9) if applicable, any conditions to such redemption.

At the Issuers’ written request, the Trustee shall give the notice of redemption in the Issuers’ names and at the Issuers’ expense; provided, however, that the Issuers shall have delivered to the Trustee, at least three (3) Business Days prior to the giving of notice of redemption (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph. The notice delivered in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

SECTION 3.4. Effect of Notice of Redemption. Except with respect to notices of redemption given in accordance with Section 3.7(e), once notice of redemption is delivered in accordance with Section 3.3, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price plus accrued and unpaid interest to (but excluding) such date unless the redemption is subject to a condition precedent that has not been satisfied or waived. Notice of redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent as set forth in Section 3.7(g).

SECTION 3.5. Deposit of Redemption Price. On or before 10:00 a.m. (New York City time) on the Business Day prior to each redemption date or the date on which Notes must be accepted for purchase pursuant to Section 4.10 or Section 4.14, the Issuers shall deposit with the Trustee or with the Paying Agent (other than the Issuers or an Affiliate of an Issuer) money sufficient to pay the redemption price of and accrued and unpaid interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of (including any applicable premium), and accrued interest, if any, on, all Notes to be redeemed or purchased.

If Notes called for redemption or tendered in a Net Proceeds Offer or Change of Control Offer are paid or if the Issuers have deposited with the Trustee or Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in a Net Proceeds Offer or Change of Control Offer (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.

SECTION 3.6. Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Issuers shall issue and, upon the written request of an Officer of each Issuer, the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

SECTION 3.7. Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time prior to May 1, 2021 at the option of the Issuers upon notice in accordance with the provisions of Section 3.3, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium (calculated by the Issuers as certified in an Officers’ Certificate to the Trustee, showing the calculation of such in reasonable detail) as of, and accrued and unpaid interest, if any, to (but excluding), the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) The Notes are subject to redemption, at the option of the Issuers, in whole or in part, at any time or from time to time on or after May 1, 2021, upon notice in accordance with the provisions of Section 3.3, at the following redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, on the

Notes redeemed to (but excluding) the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning May 1 of the years indicated below:

Year	Redemption Price
2021	105.313%
2022	102.656%
2023 and thereafter	100.000%

(c) The Issuers may acquire Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transaction or otherwise, in accordance with applicable securities laws.

(d) At any time or from time to time prior to May 1, 2021, the Issuers, at their option, may on any one or more occasions, upon notice in accordance with the provisions of Section 3.3, redeem up to 35.0% of the aggregate principal amount of the outstanding Notes issued under this Indenture (calculated after giving effect to any issuance of Additional Notes), in an amount not greater than the net cash proceeds of one or more Qualified Equity Offerings of the Company (which have not been applied to permanently repay other Indebtedness) at a redemption price equal to 110.625% of the principal amount of such Notes redeemed, plus accrued and unpaid interest thereon, if any, to (but excluding) the applicable date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1) at least 65.0% of the aggregate principal amount of Notes being redeemed issued under this Indenture on the Issue Date remains outstanding immediately after giving effect to any such redemption; and

(2) each such redemption occurs not more than 180 days after the date of the closing of any such Qualified Equity Offering.

(e) If an Issuer or a Guarantor becomes obligated to pay any Additional Amounts as a result of a change in the laws or regulations of any Specified Tax Jurisdiction, or a change in any official written position of any Specified Tax Jurisdiction regarding the application or interpretation thereof (including a holding by a court of competent jurisdiction), which is first publicly announced and becomes effective on or after the Issue Date (or, if later, on or after the date the relevant Specified Tax Jurisdiction first becomes a Specified Tax Jurisdiction) and such Additional Amounts cannot (as certified in an Officers’ Certificate to the Trustee) be avoided by the use of reasonable measures available to the Issuers (including changing the jurisdiction of a paying agent or making the relevant payment by or through a different Issuer or Guarantor), then the Issuers may, at their option, redeem the Notes, in whole but not in part, upon notice in accordance with the provisions of Section 3.3 (such notice to be provided not less than 30 nor more than 90 days before the next date on which the Issuers would be obligated to pay Additional Amounts), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the redemption date and all Additional Amounts, if any, then due or that will otherwise become due on the redemption date as a result of the redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date and Additional Amounts (if any) in respect thereof). Notice of the Issuers’ intent to redeem the Notes shall not be effective until such time as it delivers to the Trustee an Opinion of Counsel stating that the Issues are obligated to pay Additional Amounts because of an amendment to or change in law or regulation or official position as described in this paragraph.

(f) Any redemption pursuant to this Section 3.7 shall be made in accordance with the applicable provisions of Sections 3.1 through 3.6.

(g) Any redemption and any notice of any redemption (other than, in each case, a redemption under Section 3.7(e)) may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a Qualified Equity Offering, other offering, issuance of Indebtedness or other corporate transaction or event. Notice of any redemption in respect thereof may be given prior to the completion thereof and may be partial as a result of only some of the conditions being satisfied. The Issuers will provide the Trustee with written notice of the satisfaction (or waiver) of such conditions, the delay of such redemption or the rescission of such notice of redemption in the same manner (other than any minimum notice period) that the related notice of redemption was given to the Trustee, and the Trustee will send a copy of such notice to the Trustee to the Holders in the same manner that the related notice of redemption was given to such Holders.

SECTION 3.8. Mandatory Redemption. Except for a Special Mandatory Redemption pursuant to Section 3.9 hereof, the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase the Notes as described in Sections 4.10 and 4.14.

SECTION 3.9. Escrow of Proceeds; Special Mandatory Redemption.

(a) In the event that (1) the Initial Co-Issuers shall have notified the Trustee and Escrow Agent in writing that the Combination will not be consummated on or prior to the date that is two Business Days prior to the Outside Date, (2) the Initial Co-Issuers shall have notified the Trustee and the Escrow Agent in writing that the Escrow Conditions (as defined below) are determined by the Initial Co-Issuers to be incapable of being satisfied on or prior to the Outside Date, or (3) the Initial Co-Issuers shall have notified the Trustee and the Escrow Agent in writing that the Combination will not be consummated or that the Combination Agreement has been terminated (any such event, a “Special Mandatory Redemption Event”), the Escrow Agent shall, without the requirement of notice to or action by the Initial Co-Issuers, the Trustee or any other Person, release and deliver the Escrowed Funds to the Trustee not later than the third Business Day succeeding the date of any such notice (any such notice being referred to herein as “Special Redemption Notice”), and the Trustee will apply such Escrowed Funds to redeem all of the Notes (the “Special Mandatory Redemption”) at a price equal to 100.0% of the initial issue price of such Note plus accrued and unpaid interest thereon to (but not including) the date fixed for such redemption (the “Special Mandatory Redemption Date”) as specified in the Special Redemption Notice, which date may be no later than one Business Day after the Outside Date. Concurrently with the delivery of the Special Redemption Notice, the Initial Co-Issuers will instruct the Trustee to, at the Initial Co-Issuers’ expense, send (by first-class mail to each Holder’s registered address or otherwise in accordance with the procedures of DTC) a notice that a Special Mandatory Redemption will occur on the Special Mandatory Redemption Date. Upon the consummation of the Combination, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply.

(b) On the Issue Date, the Initial Co-Issuers will enter into an agreement with the Escrow Agent and the Trustee (the “Escrow Agreement”) pursuant to which the Initial Purchasers and the Initial Co-Issuers (or the Company or any of its Subsidiaries) will deposit the Escrowed Funds into the Escrow Account. The Initial Co-Issuers will only be entitled to direct the Escrow Agent to release the Escrowed Funds in accordance with the terms of the Escrow Agreement. Pursuant to the Escrow Agreement, the Escrow Agent will release the Escrowed Funds (the “Release”) at the written direction of the Initial Co-Issuers, with a copy to the Trustee, on the date upon which the satisfaction of certain conditions occurs (such date, the “Escrow Release Date”), including the delivery by the Initial Co-Issuers, with a copy to the Trustee, of an Officers’ Certificate of the Initial Co-Issuers addressed to the Escrow Agent certifying that the following conditions have been or, substantially concurrently with the release of the Escrow Funds, shall be, satisfied (the “Escrow Conditions”):

(1) (a) all conditions precedent in the Combination Agreement necessary to the consummation of the Combination will have been satisfied or waived in accordance with the terms of the Combination Agreement (other than those conditions that by their terms will be satisfied substantially concurrently with the consummation of the Combination), (b) the availability of sufficient funds under the Credit Agreement (when taken together with the Escrowed Funds and funds held by the Company and its Subsidiaries) to complete the Transactions (other than the Release) and (c) the Escrowed Funds will be used to consummate the Transactions; provided that the terms of the Combination Agreement shall not have been amended, modified, consented to or waived after the Issue Date and on or prior to the Escrow Release Date except for such amendments, consents or waivers that are not, when taken as a whole, materially adverse to the Holders; and

(2) The Company, the Post-Merger Co-Issuers and the Restricted Subsidiaries required to become Guarantors hereunder as of the Escrow Release Date shall have, by one or more supplemental indentures or joinders, as applicable, effective upon the Escrow Release Date, become, or substantially concurrently with the Escrow Release shall become, parties to this Indenture and the Purchase Agreement.

(c) To secure the obligations with respect to the Notes, the Initial Co-Issuers grant to the Trustee, for the benefit of the Holders, a first-priority security interest (other than any Liens in favor of the Escrow Agent that arise by operation of law or as a result of the account documentation among the Escrow Agent and the Initial Co-Issuers) in the Escrow Account and the Escrowed Funds until the Escrow Release Date, on which date such Liens shall automatically terminate with no further action.

(d) Notwithstanding anything to the contrary in this Indenture, any redemption pursuant to this Section 3.9 shall not be subject to the provisions of Sections 3.1 through 3.7 hereof.

(e) The Trustee will pay to the Issuers any Escrowed Property remaining after the Special Mandatory Redemption and payment of any amounts due to the Trustee or the Escrow Agent hereunder and under the Escrow Agreement.

(f) The Trustee is authorized to enter into and perform its obligations under the Escrow Agreement.

The Escrow Agent will promptly invest the Escrowed Funds in such Eligible Escrow Investments as either Initial Co-Issuer will from time to time direct in writing. In the absence of such direction, the Escrowed Funds will be left uninvested.

ARTICLE IV

COVENANTS

SECTION 4.1. Payment of Notes.

(a) The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent, if other than the Issuers or a Restricted Subsidiary thereof, holds, as of 10:00 a.m. (New York City time) on the Business Day prior to the relevant payment date, U.S. dollars deposited by the Issuers in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

(b) The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

SECTION 4.2. Maintenance of Office or Agency. The Issuers shall maintain an office or agency where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers and Guarantors in respect of the Notes and this Indenture (other than the type contemplated by Section 11.19) may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish to the Trustee the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.3.

SECTION 4.3. Provision of Financial Information.

Whether or not required by the SEC, so long as any Notes are outstanding, from and after the Escrow Release Date, the Company will furnish to the Trustee and the Holders, or, to the extent permitted by the SEC, file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system) (“EDGAR”) within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, and such Unrestricted Subsidiaries, individually or taken together, would constitute a Significant Subsidiary of the Company, then the quarterly and annual financial information required by this Section 4.3 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries excluding the Unrestricted Subsidiaries.

For so long as any Notes remain outstanding and are “restricted securities” within the meaning of Rule 144(A)(3), and the Company and the Guarantors are not required to file the reports required by this Section 4.3 with the SEC, the Company shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Company will be deemed to have furnished the reports required to be furnished to the Trustee and the Holders pursuant to this Section 4.3 if the Company has filed such reports with the SEC using the EDGAR filing system or if it has made such reports publicly available on its website.

In addition, the Company will:

(1) hold a quarterly conference call to discuss the information contained in the annual and quarterly reports not later than ten Business Days from the time the Company furnishes the reports to the Trustee pursuant to the first paragraph of this covenant (it being understood that customary earnings conference calls available to the public shall satisfy this requirement); and

(2) no fewer than three Business Days prior to the date of the conference call required to be held in accordance with clause (1) above, issue a press release to customary U.S. wire services announcing the time and date of such conference call and providing the contact information of an individual at the Company that can provide information on how to access such conference call.

Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports, information and documents shall not constitute constructive knowledge or notice of any information contained therein or determinable from information contained therein, including either Issuer’s, any Guarantor’s or any other person’s compliance with any of its covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, either Issuer’s, any Guarantor’s or any other person’s compliance with the covenants described herein, or to determine whether any reports, information or other documents have been posted on a website or filed with the SEC under this Indenture or to participate in any conference calls.

In the event that:

(i) the rules and regulations of the SEC permit the Company and any direct or indirect parent company of the Company to report at such parent entity’s level on a consolidated basis and such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Voting Stock of the Company, or

(ii) any direct or indirect parent of the Company becomes a Guarantor,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Company will satisfy this covenant; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries on a stand-alone basis, on the other hand.

The Company shall notify the Trustee in writing if the Company is not permitted by the SEC to file, or has not filed, electronically with the SEC through EDGAR (or any successor system) the information and reports referred to in clauses (1) and (2) of this Section 4.3. The Trustee shall have no obligation to determine if and when the Issuer’s information is available on the SEC’s website.

SECTION 4.4. Compliance Certificate. The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2018, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, each entity has kept, observed, performed and fulfilled in all material respects each and every covenant contained in this Indenture and is not in default in the performance or observance in any material respect of any of the terms, provisions and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that, to his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 30 days after any Officer becomes aware of any Default, an Officers’ Certificate specifying such Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.5. Taxes. The Issuers shall pay, and shall cause each of their respective Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders.

SECTION 4.6. Stay, Extension and Usury Laws. The Issuers and each of the Guarantors covenants (to the extent that it may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, and the Issuers and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7. Limitation on Restricted Payments.

(a) From and after the Escrow Release Date, the Company will not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Company is not able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Escrow Release Date (other than Restricted Payments made pursuant to clauses (2) through (11) of Section 4.7(b), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(A) 50.0% of Consolidated Net Income of the Company and the Restricted Subsidiaries for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter following the Escrow Release Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100.0% of such deficit), plus

(B) 100.0% of (A) (i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of the Company), (y) Equity Interests of a Person (other than the Company or a Subsidiary of the Company) engaged in a Permitted Business and (z) other assets used in any Permitted Business, in each case received by the Company or its Restricted Subsidiaries after the Escrow Release Date as a contribution to its common equity capital or from the issue or sale of Qualified Equity Interests (other than Qualified Equity Interests to the extent the proceeds thereof are applied to redeem the Notes in accordance with the provisions set forth under Section 3.7(d)), plus

(C) 100.0% of the aggregate amount by which Indebtedness (including Disqualified Equity Interests but other than Indebtedness held by a Subsidiary of the Company) of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange after the Escrow Release Date of any such Indebtedness into or for Qualified Equity Interests, plus

(D) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made by the Company after the Escrow Release Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100.0% of the aggregate amount received by the Company or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, plus

(E) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the Fair Market Value of the Company’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Company’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

(b) Notwithstanding the foregoing, Section 4.7(a) will not prohibit:

(1) the payment of any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration thereof if, on the date of declaration, the dividend, redemption or distribution payment, as the case may be, would have complied with the provisions of this Indenture;

(2) any Restricted Payment made in exchange for, or out of the proceeds of, the substantially concurrent issuance of Qualified Equity Interests;

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 4.9 and the other terms of this Indenture;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Restricted Subsidiary (a) at a purchase price not greater than 101.0% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to Section 4.14 or (b) at a purchase price not greater than 100.0% of the principal amount thereof in accordance with provisions similar to Section 4.10; provided that, prior to or concurrently with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Net Proceeds Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Net Proceeds Offer;

(5) the redemption, repurchase or other acquisition or retirement for value of Equity Interests of the Company held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), either (x) upon any such individual’s death, disability, retirement, severance or termination of employment or service or (y) pursuant to any equity subscription agreement, stock option agreement, stockholders’ agreement or similar agreement; provided, in any case, that the aggregate cash consideration paid for all such redemptions, repurchases or other acquisitions or retirements shall not exceed (A) $25.0 million during any calendar year (with unused amounts in any calendar year being carried forward to the next succeeding calendar year) plus (B) the amount of any net cash proceeds received by or contributed to the Company from the issuance and sale after the Escrow Release Date of Qualified Equity Interests to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (5), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (5); and provided further that cancellation of Indebtedness owing to the Company from members of management of the Company or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 4.7 or any other provision of this Indenture;

(6) (a) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of the Company deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests of the Company or other convertible securities to the extent such Equity Interests of the Company represent a portion of the exercise or exchange price thereof and (b) any repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of the Company made in lieu of withholding taxes in connection with any vesting of restricted Equity Interests or any exercise, vesting or exchange of stock options, warrants or other similar rights;

(7) dividends or distributions on Disqualified Equity Interests of the Company or any Restricted Subsidiary or on any Preferred Stock of any Restricted Subsidiary, in each case issued in compliance with Section 4.9 to the extent such dividends or distributions are included in the definition of Consolidated Interest Expense to the extent required thereby;

(8) the payment of cash in lieu of fractional Equity Interests of the Company;

(9) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with Section 5.1;

(10) cash distributions by the Company to the holders of Equity Interests of the Company in accordance with a distribution reinvestment plan or dividend reinvestment plan to the extent such payments are applied to the purchase of Equity Interests directly from the Company; and

(11) so long as no Default has occurred and is continuing or would be caused thereby, the payment of other Restricted Payments from time to time in an aggregate amount not to exceed since the Escrow Release Date the sum of (a) $200.0 million plus (b) an additional $200.0 million; provided that a Restricted Payment may only be made pursuant to clause (b) of this clause (11) if and only if after giving pro forma effect to the applicable Restricted Payment and the incurrence of any Indebtedness the net proceeds of which would be used to finance such Restricted Payment, the Total Net Leverage Ratio would be less than 2.25 to 1.0; and

(12) any Restricted Payment made for the purposes of consummating the Transactions including those described in the Offering Memorandum under “Summary—The Combination Transactions—Payments in Connection with the Combination,”

provided that no issuance and sale of Qualified Equity Interests used to make a payment pursuant to clauses (2) or (5)(B) above shall increase the Restricted Payments Basket to the extent of such payment.

For the purposes of determining compliance with any U.S. dollar denominated restriction on Restricted Payments denominated in a foreign currency, the U.S. dollar equivalent amount of such Restricted Payment shall be calculated based on the relevant currency exchange rate in effect on the date that such Restricted Payment was made.

As of the Escrow Release Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries, except Boudin Insurance Company, Ltd., a Bermuda company, and McDermott (DLV 2000) Chartering, Inc., a Panamanian corporation. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to Section 4.18. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments, as determined by the Company, in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment and Permitted Investments, as applicable, in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

SECTION 4.8. Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries. From and after the Escrow Release Date, the Company will not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on other types of Equity Interests shall not be deemed a restriction on the ability to make distributions on Equity Interests);

(b) make loans or advances, or pay any Indebtedness or other obligation owed, to the Company or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness or obligations incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(c) transfer any of its property or assets to the Company or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (a) or (b) above);

except for, in each case:

(1) encumbrances or restrictions existing under agreements existing on the Escrow Release Date (including, without limitation, the Credit Agreement) as in effect on that date (after giving effect to the Combination);

(2) encumbrances or restrictions existing under this Indenture, the Notes and the Guarantees;

(3) any instrument governing Acquired Indebtedness or Equity Interests of a Person acquired by the Company or any of its Restricted Subsidiaries, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(4) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after acquired property);

(5) any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2), (3), (4), (5) or (11); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained in the agreements referred to in such clauses on the Escrow Release Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(6) encumbrances or restrictions existing under or by reason of applicable law, regulation, order, approval, license or similar restriction;

(7) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(8) in the case of clause (c) above, Liens permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(9) encumbrances or restrictions arising or agreed to in the ordinary course of business (i) that restrict in a customary manner the chartering, subletting, assignment or transfer of any property or asset that is subject to a lease or license or (ii) not relating to Indebtedness and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or the Restricted Subsidiaries in any manner material to the Company and the Restricted Subsidiaries, taken as a whole;

(10) restrictions imposed under any agreement to sell Equity Interests or assets, as permitted under this Indenture, to any Person pending the closing of such sale;

(11) any other agreement governing Indebtedness or other obligations that either (A) contains encumbrances and restrictions that in the good faith judgment of the Company are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Escrow Release Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Escrow Release Date or (B) any such encumbrance or restriction is customary and does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Company in good faith, to make scheduled payments of cash interest and principal on the Notes when due;

(12) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements that in each case restrict the disposition or distribution of ownership interests in or assets of the partnership, limited liability company, joint venture, corporation or similar Person governed thereby;

(13) Purchase Money Indebtedness and any Refinancing Indebtedness in respect thereof incurred in compliance with Section 4.9 that imposes restrictions of the nature described in Section 4.8(c) on the assets acquired;

(14) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business; and

(15) restrictions pursuant to any Receivables Program.

SECTION 4.9. Limitations on Additional Indebtedness.

(a) From and after the Escrow Release Date, the Company will not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness); provided that the Company or (subject to the Non-Guarantor Debt Cap) any Restricted Subsidiary may incur additional Indebtedness (including Acquired Indebtedness), in each case, if, after giving effect thereto on a pro forma basis (including giving pro forma effect to the application of the proceeds thereof), the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

(b) Notwithstanding the above, each of the following incurrences of Indebtedness shall be permitted (the “Permitted Indebtedness”):

(1) the incurrence of Indebtedness by the Company and (subject to the Non-Guarantor Debt Cap) the Restricted Subsidiaries under one or more Credit Facilities in an aggregate principal amount at any time outstanding, not to exceed $5.95 billion;

(2) Indebtedness under (a) the Initial Notes and (b) the Guarantees of such Notes;

(3) Indebtedness outstanding on the Escrow Release Date (other than Indebtedness referred to in clauses (1), (2) and (6) of this Section 4.9(b) after giving effect to the Combination and the use of proceeds from (i) the Notes issued on the Issue Date and (ii) Indebtedness to be incurred on the Escrow Release Date under the Credit Agreement) that was not incurred on or after the Issue Date;

(4) (a) guarantees of Indebtedness of the Company or a Restricted Subsidiary permitted to be incurred in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being guaranteed is Subordinated Indebtedness, the related guarantee shall be subordinated in right of payment to the Notes or the Guarantee, as the case may be;

(5) Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary or Permitted Joint Venture in the ordinary course of business and not for the purpose of speculation; provided that (i) in the case of Hedging Obligations relating to interest rates, (a) such

Hedging Obligations relate to payment obligations on Indebtedness not prohibited to be incurred by this Section 4.9, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate, and (ii) with respect to Hedging Obligations entered into on behalf of or with respect to an obligation of a Permitted Joint Venture, such Permitted Joint Venture or a holder of Equity Interests thereof (other than Company or any of its Restricted Subsidiaries), in each case which the Company reasonably determines to be creditworthy, agrees in writing to indemnify or reimburse the Company or a Restricted Subsidiary for any payments made on or with respect to such Hedging Obligation;

(6) Indebtedness of the Company owed to and held by a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that

(a) if the Company is the obligor on Indebtedness and a Restricted Subsidiary that is not an Issuer or a Guarantor is the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b) if an Issuer or a Guarantor is the obligor on such Indebtedness and a Restricted Subsidiary that is not an Issuer or a Guarantor is the obligee, such Indebtedness is subordinated in right of payment to the obligations hereunder of such Issuer or the Guarantee of such Guarantor, as applicable; and

(c)

(i) any subsequent issuance or transfer of Equity Interests or any other event which results in any such Indebtedness being held by a Person other than the Company or any Restricted Subsidiary; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or any other Restricted Subsidiary,

shall be deemed, in each case of this clause (c), to constitute an incurrence of such Indebtedness not permitted by this clause (6);

(7) Indebtedness in respect of workers’ compensation claims, bank guarantees, warehouse receipt or similar facilities, property, casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations or completion, performance, bid performance, customs, appeal or surety bonds, in each case incurred in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such workers’ compensation claims, bank guarantees, warehouse receipt or similar facilities, property, casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations or completion, performance, bid performance, customs, appeal or surety bonds;

(8) Purchase Money Indebtedness incurred by the Company or any Restricted Subsidiary after the Escrow Release Date, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount not to exceed at any time outstanding the greater of (a) $400.0 million and (b) 5.0% of the Company’s Consolidated Total Assets determined at the time of incurrence;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(10) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or with respect to the Indebtedness incurred pursuant to clause (2), (3) or this clause (11), or clause (15) below;

(12) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of the Company or any Restricted Subsidiary shall not be permitted under this clause (12) (contingent obligations referred to on the face of a balance sheet or in a footnote thereto and not otherwise quantified and reflected on the balance sheet will not be deemed “included on the face of the balance sheet” for purposes of the foregoing) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (12) shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(13) additional Indebtedness of the Company or (subject to the Non-Guarantor Debt Cap) any Restricted Subsidiary, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (13) and then outstanding, does not exceed the greater of (a) $400.0 million and (b) 5.0% of the Company’s Consolidated Total Assets determined at the time of incurrence;

(14) Indebtedness in respect of Treasury Management Arrangements;

(15) Indebtedness of Persons incurred and outstanding on the date on which such Person was acquired by the Company or any Restricted Subsidiary, or merged or consolidated with or into the Company or any Restricted Subsidiary (other than Indebtedness incurred in connection with, or in contemplation of, such acquisition, merger or consolidation); provided, however, that at the time such Person or assets is/are acquired by the Company or a Restricted Subsidiary, or merged or consolidated with the Company or any Restricted Subsidiary and after giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (15) and any other related Indebtedness, either: (a) the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or (b) the Consolidated Interest Coverage Ratio of the Company and its Restricted Subsidiaries would be greater than or equal to such Consolidated Interest Coverage Ratio immediately prior to such acquisition, merger or consolidation;

(16) Indebtedness representing deferred compensation to directors, officers, members of management or employees (in their capacities as such) of the Company or any Restricted Subsidiary and incurred in the ordinary course of business;

(17) the incurrence by the Company or any of its Restricted Subsidiaries of any Receivables Program Indebtedness;

(18) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness incurred to finance the acquisition, improvement, construction, equipping, commissioning, charter and/or lease of the Amazon, and Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness does not exceed the cost of the acquisition, improvement, construction, equipping, commissioning, charter and/ or lease of the Amazon and (ii) the outstanding principal amount of such Indebtedness does not exceed $285.0 million;

(19) Indebtedness of the Company or (subject to the Non-Guarantor Debt Cap) any Restricted Subsidiary consisting of the guarantee of Indebtedness of Permitted Joint Ventures or Unrestricted Subsidiaries in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (19) and then outstanding, does not exceed the greater of (i) $200.0 million and (ii) 2.5% of the Company’s Consolidated Total Assets determined at the time of incurrence;

(20) unsecured Indebtedness incurred by either Issuer or any Guarantor and owing to a Permitted Joint Venture in which either Issuer or any Guarantor owns any interest in an aggregate outstanding principal amount not to exceed $550.0 million at any time;

(21) Indebtedness owed to Horton CBI, Limited in an aggregate outstanding principal amount not to exceed $100.0 million at any time; provided that such Indebtedness shall at all times be Subordinated Indebtedness; and

(22) Indebtedness under the exchangeable note issued by McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, which will be mandatorily exchangeable for shares of common stock of the Company, together with the legacy notes into which such exchangeable note will split in one or more transactions.

Notwithstanding anything to the contrary, a Restricted Subsidiary that is not an Issuer or a Guarantor may not (and the Company will not permit any Restricted Subsidiary that is not an Issuer or a Guarantor to) incur any Indebtedness pursuant to the Coverage Ratio Exception or clause (1), (13) or (19) of this Section 4.9(b) if, after giving effect to such incurrence on a pro forma basis (including giving pro forma effect to the application of the proceeds thereof), the aggregate principal amount of Indebtedness outstanding pursuant to the Coverage Ratio Exception and clauses (1), (13) and (19) of this Section 4.9(b) that was incurred by Restricted Subsidiaries that are not an Issuer or a Guarantor would exceed the sum of (i) the greater of (x) $400.0 million and (y) 5.0% of the Company’s Consolidated Total Assets determined at the time of incurrence and (ii) in the case of one or more Restricted Subsidiaries that are not Guarantors that are in the Company’s Middle East segment and are engaged in the business of acquiring, owning, developing, constructing or operating a fabrication yard and marine base and related facilities, assets and offices in the Kingdom of Saudi Arabia, $200.0 million; provided that Indebtedness of a Restricted Subsidiary that is not a Guarantor that was incurred under clause (1) of the definition of “Permitted Indebtedness” shall be excluded from such limitation so long as the Company is not in violation of the covenant set forth under Section 4.17 (this paragraph is referred to as the “Non-Guarantor Debt Cap”).

For purposes of determining compliance with this Section 4.9, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (22) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Company shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described (except that all Indebtedness outstanding under the Credit Agreement on the Escrow Release Date (after giving effect to the Transactions) will, at all times, be treated as incurred on the Escrow Release Date under clause (1) above and may not be reclassified), and may later reclassify any item of Indebtedness described in clauses (1) through (22) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this Section 4.9, (i) guarantees or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness; and (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

For the purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding any other provision of this Section 4.9, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after December 31, 2017 (whether or not such lease or liability existed on December 31, 2017) be deemed to be an incurrence of Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary then outstanding shall be deemed to be incurred by a Restricted Subsidiary as of such time (and, if such Indebtedness is not permitted to be incurred as of such time under this Section 4.9, the Company shall be in Default of this Section 4.9).

SECTION 4.10. Limitations on Asset Sales.

(a) From and after the Escrow Release Date, the Company will not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale or, in circumstances where the Company or such Restricted Subsidiary grants a third party the right to purchase an asset, the date of such grant) of the shares and assets subject to such Asset Sale; and

(2) at least 75.0% of the total consideration from such Asset Sale and all other Asset Sales on a cumulative basis since the Escrow Release Date received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

For purposes of clause (2) above and for no other purpose, the following shall be deemed to be cash:

(A) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness or intercompany Indebtedness) or other obligations of the Company or such Restricted Subsidiary that is expressly assumed by the transferee of any such assets pursuant to a written agreement that releases the Company or such Restricted Subsidiary from further liability therefor,

(B) the amount of any securities, notes or other obligations received from such transferee that are within 180 days after such Asset Sale converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash actually so received),

(C) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this Section 4.10(a)(2)(C) that is at that time outstanding, not to exceed the greater of (i) $150.0 million and (ii) 2.5% of the Company’s Consolidated Total Assets at the time of receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, and

(D) the Fair Market Value of (i) any assets (other than securities) received by the Company or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary concurrently with the acquisition of such Person by the Company or (iii) a combination of (i) and (ii).

If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds therefrom shall be applied in accordance with this Section 4.10.

Any Asset Sale pursuant to an Event of Loss shall not be required to satisfy the conditions set forth in clauses (1) and (2) of this Section 4.10(a).

(b) If the Company or any Restricted Subsidiary engages in an Asset Sale the Net Available Proceeds of which do not exceed $500.0 million, the Company or such Restricted Subsidiary may, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(1) prepay, repay, redeem, cash collateralize or otherwise retire Indebtedness and other obligations that are secured by one or more Liens;

(2) prepay, repay, redeem or purchase senior Indebtedness of the Company or any Guarantor; provided, that, the Company shall (y) apply a pro rata portion (determined and as modified based on the provisions set forth below) of such Net Available Proceeds to redeem or repurchase Notes (i) as described above under Section 3.07 or (ii) through open market purchases at a purchase price not less than 100% of the principal amount thereof, plus accrued but unpaid interest thereon, or (z) make an offer (in accordance with the procedures set forth below) to all Holders to purchase their Notes at a purchase price not less than 100% of the principal amount thereof, plus accrued but unpaid interest thereon (in each case other than Indebtedness or other obligations owed to the Company or an Affiliate of the Company); or

(3) (i) make any capital expenditure or otherwise invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities and excluding working capital or current assets for the avoidance of doubt) to be used by the Company or any Restricted Subsidiary in a Permitted Business, (ii) acquire Qualified

Equity Interests held by a Person other than the Company or any of its Restricted Subsidiaries in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary concurrently with the consummation of such acquisition or (iii) a combination of (i) and (ii); provided that any such capital expenditure or investment made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such capital expenditure or investment is consummated within 180 days of such 365th day.

If the Company or any Restricted Subsidiary engages in an Asset Sale the Net Available Proceeds of which exceed $500.0 million, the Company shall only apply such Net Available Proceeds in accordance with clauses (1) and (2) of the immediately preceding paragraph. The amount of Net Available Proceeds not applied or invested as provided in clauses (1), (2) or (3) of the immediately preceding paragraph will constitute “Excess Proceeds.”

(c) On the 366th day (or such longer period as provided above) after an Asset Sale (or, at the Company’s option, an earlier date), if the aggregate amount of Excess Proceeds equals or exceeds $25.0 million, the Issuers shall be required to make an offer (with a copy to the Trustee) to purchase or redeem (a “Net Proceeds Offer”) from all Holders and, to the extent required by the terms of other Pari Passu Indebtedness of the Company or any of its Restricted Subsidiaries, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company or any Restricted Subsidiary to make an offer to purchase or redeem such Pari Passu Indebtedness with the proceeds from any Asset Sale, to purchase or redeem the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Net Proceeds Offer applies that may be purchased or redeemed out of the Excess Proceeds, at an offer price in cash in an amount equal to 100.0% of the principal amount of Notes and Pari Passu Indebtedness plus accrued and unpaid interest thereon to (but excluding) the date of purchase, in accordance with the procedures set forth in this Indenture and the agreements governing the Pari Passu Indebtedness, as applicable, in each case in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof.

To the extent that the sum of the aggregate principal amount of Notes and Pari Passu Indebtedness so validly tendered pursuant to a Net Proceeds Offer is less than the Excess Proceeds, the Company and its Restricted Subsidiaries may use any remaining Excess Proceeds, or a portion thereof, for any purposes not otherwise prohibited by the provisions of this Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness so validly tendered pursuant to a Net Proceeds Offer exceeds the amount of Excess Proceeds, the Company or the Issuers shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate outstanding principal amount of Notes and Pari Passu Indebtedness. Upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

(d) The Net Proceeds Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Net Proceeds Offer Period”). No later than five Business Days after the termination of the Net Proceeds Offer Period (the “Net Proceeds Purchase Date”), the Company or one or more of its Subsidiaries will purchase the principal amount of Notes and Pari Passu Indebtedness required to be purchased pursuant to this Section 4.10 (the “Net Proceeds Offer Amount”) or, if less than the Net Proceeds Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Net Proceeds Offer.

If the Net Proceeds Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Net Proceeds Offer.

Pending the final application of any Net Available Proceeds pursuant to this Section 4.10, the Company or the Restricted Subsidiary, as applicable, may apply such Net Available Proceeds temporarily to reduce Indebtedness outstanding under a revolving Credit Facility or otherwise invest such Net Available Proceeds in any manner not prohibited by this Indenture.

On or before the Net Proceeds Purchase Date, the Issuers will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Net Proceeds Offer Amount of Notes and Pari Passu Indebtedness or portions of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Net Proceeds Offer, or if less than the Net Proceeds Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn, in each case in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Issuers or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Net Proceeds Offer Period) mail or deliver to each tendering Holder and the Company or the Issuers will mail or deliver to each tendering holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company or the Issuers for purchase, and, unless the Notes are held solely in global form, the Issuers will issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Issuers, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company or the applicable Restricted Subsidiaries will take any and all other actions required by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers will publicly announce the results of the Net Proceeds Offer on the Net Proceeds Purchase Date.

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by Section 4.14 and/or Section 5.1 and not by this Section 4.10.

The Issuers shall comply with all applicable securities laws and regulations in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.10, the Issuers shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

Notwithstanding any of the other provisions of this Section 4.10, the Company or any of its Restricted Subsidiaries (other than the Issuers) may take any of the actions required by such other provisions of this Section 4.10 to be taken by the Issuers and any such actions so taken by the Company or any of such Restricted Subsidiaries will be deemed to have been taken by the Issuers.

SECTION 4.11. Limitation on Transactions with Affiliates.

(a) From and after the Escrow Release Date, the Company will not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to have been obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate or are otherwise fair to the Company or such Restricted Subsidiary from a financial point of view; and

(2) the Company delivers to the Trustee, with respect to any Affiliate Transaction involving aggregate value in excess of $25.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and, with respect to any Affiliate Transaction involving aggregate value in excess of $40.0 million, a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the Independent Directors approving such Affiliate Transaction.

(b) The foregoing restrictions shall not apply to:

(1) transactions to the extent between or among (a) the Company and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries;

(2) director, officer, employee and consultant compensation (including bonuses) and other benefits (including pursuant to any employment agreement or arrangement, severance agreement, consulting agreement or any retirement, health, stock option, other equity award or other benefit plan), payments or loans (or cancellation of loans) to employees of the Company or any Restricted Subsidiary and indemnification arrangements, including reimbursement or advance of out-of-pocket expenses and provision of officers’ and directors’ liability insurance;

(3) any Permitted Investments (other than pursuant to clause (1) of the definition thereof);

(4) any Restricted Payments which are made in accordance with Section 4.7;

(5) any agreement, arrangement or commitment in effect on the Issue Date or as thereafter amended or replaced in any manner that, taken as a whole, is not more disadvantageous to the Company in any material respect than such agreement as it was in effect on the Issue Date;

(6) any transaction with a Person (other than an Unrestricted Subsidiary of the Company) which would constitute an Affiliate of the Company solely because the Company or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person;

(7) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the applicable terms of this Indenture; provided that in the reasonable determination of the Board of Directors of the Company or the senior management of the Company, such transactions are on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company;

(8) (a) any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary is Qualified Equity Interests and (b) the issuance or sale of any Qualified Equity Interests and the granting of registration and other customary rights in connection therewith;

(9) pledges by the Company or any Restricted Subsidiary of Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of the Unrestricted Subsidiaries;

(10) any agreement, arrangement, commitment or transaction entered into by a Person prior to the time such Person becomes a Subsidiary or is merged or consolidated into the Company or a Restricted Subsidiary (provided that such transaction is not entered into in contemplation of such event) or as thereafter amended or replaced in any manner that, taken as a whole, is not more disadvantageous to the Company in any material respect than such agreement, arrangement, commitment or transaction as it was in effect on the date such Person became a Subsidiary or was merged or consolidated into the Company or a Restricted Subsidiary;

(11) dividends and distributions to the Company or a Restricted Subsidiary by any Unrestricted Subsidiary or Permitted Joint Venture; and

(12) transactions entered into as part of a Receivables Program.

SECTION 4.12. Limitations on Liens. From and after the Escrow Release Date, the Company will not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (other than Permitted Liens) upon any of their property or assets (including Equity Interests of any Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien secures Indebtedness, unless contemporaneously with the incurrence of such Lien:

(1) in the case of any Lien securing Indebtedness that ranks pari passu with the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such Indebtedness with a Lien on the same collateral; and

(2) in the case of any Lien securing Indebtedness that is subordinated in right of payment to the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, with a Lien on the same collateral that is senior to the Lien securing such subordinated Indebtedness, in each case, for so long as such obligation is secured by such Lien.

SECTION 4.13. Payments for Consent. The Issuers will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.14. Offer to Purchase upon Change of Control. Upon the occurrence of any Change of Control, unless the Issuers have previously or concurrently exercised its right to redeem all of the Notes as described under Section 3.7, each Holder will have the right to require that the Issuers purchase all or any portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101.0% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon to (but excluding) the date of purchase.

Not later than 30 days following any Change of Control, the Issuers will deliver, or cause to be delivered, to the Holders, with a copy to the Trustee, a notice:

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by this Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice, which shall be a Business Day not earlier than 30 days, nor later than 60 days, from the date the notice is delivered (the “Change of Control Payment Date”), and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer prior to 5:00 p.m. New York time on the second Business Day preceding the Change of Control Payment Date; and

(3) describing the procedures, as determined by the Issuers, consistent with this Indenture, that Holders must follow to accept the Change of Control Offer.

On or before the Change of Control Payment Date, the Issuers will, to the extent lawful, deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of the Notes or portions of Notes properly tendered.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(2) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

The Paying Agent will promptly deliver to each Holder who has so tendered Notes the Change of Control Purchase Price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes so tendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

A Change of Control Offer shall remain open for at least 20 Business Days or for such longer period as is required by applicable law. The Issuers shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Issuers’ obligation to make a Change of Control Offer shall be satisfied (i) if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer or (ii) in connection with or in contemplation of any publicly announced Change of Control, the Issuers have made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes, validly tender and do not withdraw such Notes in a Change of Control Offer or Alternate Offer and the Issuers, or any third party making a Change of Control Offer or Alternate Offer in lieu of the Issuers as described above, purchases all of such Notes validly tendered and not withdrawn by such Holders, the Issuers will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or Alternate Offer, as applicable, to redeem all of the Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Purchase Price or Alternate Offer price, as applicable, plus, to the extent not included in the Change of Control Purchase Price, accrued and unpaid interest to (but excluding) the date of redemption.

For the avoidance of doubt, in no event will the consummation of the Transactions constitute a “Change of Control” or be deemed to be a disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole.

The Issuers shall comply with all applicable securities legislation in the United States, including, without limitation, the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.14, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue of such compliance.

The provisions under this Indenture relating to the Issuers’ obligation to make a Change of Control Offer may be waived, modified or terminated with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

SECTION 4.15. Corporate Existence. Subject to Section 4.14 and Article V, as the case may be, and other than in connection with the Escrow Mergers, the Company and each Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and, from and after the Escrow Release Date, the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company, each Issuer or any such Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Company, each Issuer and its Restricted Subsidiaries; provided that the Company and Issuers shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors of the Company or each Issuer, as applicable, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or each Issuer, as applicable, and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.16. Business Activities. The Company shall engage, and shall cause its Restricted Subsidiaries to engage, in businesses that, when considered together as a single enterprise, are primarily the Permitted Business.

SECTION 4.17. Additional Guarantees. From and after the Escrow Release Date, if any Restricted Subsidiary of the Company, other than an Issuer or a Guarantor, shall guarantee any Indebtedness of an Issuer or any Guarantor under a Credit Facility consisting of debt for borrowed money (including, for the avoidance of doubt, the Credit Agreement), then the Company shall, within 30 days thereof, cause such Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture in substantially the form attached hereto as Exhibit C, pursuant to which such Restricted Subsidiary shall become a Guarantor with respect to the Notes, upon the terms and subject to the release provisions and other limitations described under Section 10.1; provided that, if such guarantee with respect to the Notes (i) is by a Person organized outside of the United States and would result in any breach of any law or regulation (or analogous restriction) of the jurisdiction of organization of such Person or result in a substantial risk to the officers or directors of such Person of a civil or criminal liability, or (ii) requires any governmental approval or third party consents, in each case such Restricted Subsidiary shall use commercially reasonable efforts to obtain all governmental approval(s) and third party consent(s), as applicable, so that such Person would not be in breach of any such law or regulation (or analogous restriction) and would not result in such substantial risk, and to otherwise permit such Restricted Subsidiary to become a Guarantor, and such Restricted Subsidiary shall not be required to become a Guarantor until 30 days after all such governmental approvals and third party consents have been obtained and remain in full force and effect.

SECTION 4.18. Limitations on Designation of Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Subsidiary (including any newly formed or newly acquired Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein, but excluding the Issuers) of the Company as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(2) the Company would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to Section 4.7, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Company’s proportionate interest in such Subsidiary on such date; and

(3) following any designation as an Unrestricted Subsidiary, such Unrestricted Subsidiary shall not be permitted to own, or hold an exclusive license to, any Material Intellectual Property.

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless:

(1) all of the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of Designation, consist of Non-Recourse Debt, except for any guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Company or any Restricted Subsidiary;

(2) on the date such Subsidiary is Designated an Unrestricted Subsidiary, and for so long as such Subsidiary is an Unrestricted Subsidiary, such Subsidiary is not party to any agreement, contract, arrangement or understanding (other than a guarantee permitted under clause (1) above) with the Company or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding, taken as a whole, are not materially less favorable to the Company or the Restricted Subsidiary than those that could reasonably be expected to have been obtained at the time from Persons who are not Affiliates of the Company, as determined in good faith by the Company; and

(3) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests of such Person or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results (in each case other than a guarantee permitted under clause (1) above).

Any such Designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such Designation and an Officers’ Certificate certifying that such Designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under Section 4.9 or the Lien is not permitted under Section 4.12, the Company shall be in default of the applicable covenant. Notwithstanding anything to the contrary, no Guarantor may be designated as an Unrestricted Subsidiary if it provides (or continues to provide) a guarantee of the obligations under any Credit Facility unless such Guarantor is substantially concurrently being designated as an “unrestricted subsidiary” under such Credit Facility or its guarantee of the obligations under such Credit Facility are being released substantially concurrently therewith.

The Board of Directors of the Company may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Indenture.

Any such Redesignation shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such Redesignation complies with the foregoing conditions.

SECTION 4.19. Covenant Suspension.

(a) If on any date following the Escrow Release Date (i) the Notes have an Investment Grade Rating from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(1) Section 4.7;

(2) Section 4.8;

(3) Section 4.9;

(4) Section 4.10;

(5) Section 4.11;

(6) Section 4.16; and

(7) Section 5.1(a)(3).

(b) In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.

(c) The Company shall promptly notify the Trustee of the occurrence of any Covenant Suspension Event or Reversion Date by filing with the Trustee an Officers’ Certificate certifying the same; provided, however, that the Trustee shall have no obligation to monitor the ratings of the Notes or to discover or verify the existence or termination of any Covenant Suspension Event, Suspension Period or Reversion Date and may conclusively rely on such Officers’ Certificate, but may provide a copy of such Officers’ Certificate to any Holder upon request.

(d) The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to herein as the “Suspension Period.” Solely for the purpose of determining the amount of Permitted Liens in accordance with the provisions of Section 4.12 during any Suspension Period and without limiting the Company’s or any Restricted Subsidiary’s ability to incur Indebtedness without restriction during any Suspension Period, to the extent that calculations as set forth in the definition of “Permitted Liens” refer to the covenant set forth in Section 4.9, such calculations shall be made as though the covenant set forth in Section 4.9 remains in effect during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds shall be reset at zero.

(e) In the event of any reinstatement of the Suspended Covenants, from and after the Reversion Date, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default under this Indenture with respect to the Notes; provided, however, that with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant as set forth in Section 4.7 had been in effect prior to, but not during, the Suspension Period. No Subsidiaries shall be designated as Unrestricted Subsidiaries during the Suspension Period. All Indebtedness incurred during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the definition of “Permitted Indebtedness” herein. Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (5) of Section 4.11(b).

SECTION 4.20. Activities Prior to the Escrow Release.

(a) Prior to the Escrow Release Date, the primary activities of each Initial Co-Issuer shall be restricted to issuing the Notes, issuing capital stock and receiving capital contributions, performing its obligations in respect of the Notes under this Indenture and the Escrow Agreement, performing its obligations under the Combination Agreement, if any, consummating the Transactions and the Release, redeeming the Notes pursuant to Section 3.9, if applicable, and conducting such other activities as are necessary or appropriate to carry out the activities in this Section 4.20 and in the Combination Agreement.

(b) Prior to the Escrow Release Date, the Initial Co-Issuers shall not own, hold or otherwise have any interest in any assets other than the Escrow Account, the funds and Eligible Escrow Investments on deposit therein, cash and Cash Equivalents, and its rights under the Indenture Documents and the Combination Agreement, if any.

(c) For the avoidance of doubt, this Section 4.20 shall no longer apply once the Escrow Mergers are consummated.

ARTICLE V

SUCCESSORS

SECTION 5.1. Consolidation, Merger, Conveyance, Transfer or Lease.

(a) Neither the Company nor any Issuer shall, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person (whether or not the Company or such Issuer is the surviving Person), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Company and its Restricted Subsidiaries (taken as a whole) to any Person unless:

(1) either:

(a) the Company or an Issuer shall be the surviving or continuing Person; or

(b) the Person (if other than the Company or an Issuer) formed by or surviving or continuing from such consolidation or merger or to which such sale, lease, transfer, conveyance or other disposition or assignment shall be made is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or of any State of the United States or the District of Columbia, any current or former member state of the European Union or of the European Economic Area, Australia, Bermuda, the British Virgin Islands, the Cayman Islands, Curaçao, the Marshall Islands, Panama, or Sint Maarten and such Person expressly assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Company or such Issuer under the Notes and this Indenture (such surviving or continuing Person pursuant to clause (a) or (b), the “Surviving Entity”); provided, that if the Surviving Entity is not a corporation and the remaining Issuer is not a corporation, a Restricted Subsidiary that is a corporation expressly assumes as co-obligor all of the obligations of such Issuer under this Indenture and the Notes pursuant to a supplemental indenture to this Indenture executed and delivered to the Trustee;

(2) immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above (if applicable) and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing;

(3) other than in respect of any transaction necessary to consummate the Combination on the Escrow Release Date, immediately after giving pro forma effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above (if applicable) and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (i) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (ii) the Consolidated Interest Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than or equal to such Consolidated Interest Coverage Ratio prior to such transaction;

(4) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall continue to apply to the Surviving Entity’s obligations under the Indenture Documents; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel to the effect that such merger, consolidation or transfer and such agreement and/or supplemental indenture (if any) comply with the Indenture Documents.

For purposes of this Section 5.1, any Indebtedness of the Surviving Entity which was not Indebtedness of the applicable Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

(b) Except in circumstances which provide for the release of the Guarantee of a Guarantor in accordance with the provisions of Section 10.5, no Guarantor shall, and the Company shall not permit any Guarantor to, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person (whether or not the Guarantor is the surviving Person), unless either:

(1)

(a) (i) such Guarantor shall be the surviving or continuing Person; or (ii) the Person (if other than such Guarantor) formed by or surviving any such consolidation or merger is an Issuer or another Guarantor or assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Guarantee of such Guarantor and this Indenture;

(b) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(c) if the Person formed by or surviving any such consolidation or merger is not an Issuer, such Guarantor or another existing Guarantor, the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such merger or consolidation and such agreements and/or supplemental indenture (if any) comply with the Indenture Documents; or

(2) the transaction is made in compliance with Section 4.10.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Equity Interests of which constitute all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c) Upon any consolidation or merger of an Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which an Issuer or such Guarantor is not the continuing obligor under the Notes or its Guarantee, as applicable, the surviving entity formed by such consolidation or merger or into which such Issuer or such Guarantor is merged or the Person to which the sale, conveyance, lease, transfer, disposition or assignment is made shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer or such Guarantor under this Indenture, the Notes and the Guarantees with the same effect as if such surviving entity had been named therein as such Issuer or such Guarantor and, so long as the applicable Issuer’s or the applicable Guarantor’s obligations under the Indenture Documents are assumed as provided above, except in the case of a lease, such Issuer or such Guarantor, as the case may be, shall be released from the obligation to pay the principal of and interest on the Notes or in respect of its Guarantee, as the case may be, and all of such Issuer’s or such Guarantor’s other obligations and covenants under the Notes, this Indenture and its Guarantee, if applicable.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1. Events of Default. Each of the following is an “Event of Default”:

(1) failure to pay interest on any of the Notes when the same becomes due and payable and the continuance of any such failure for 30 days;

(2) failure to pay principal of or premium, if any, on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with any of their respective agreements or covenants described in Section 5.1, or failure by the Issuers to comply in respect of their obligations to make a Change of Control Offer pursuant to Section 4.14;

(4) (a) except with respect to Section 4.3, failure by the Company or any Restricted Subsidiary to comply with any other agreement or covenant in the Indenture Documents and continuance of this failure for 30 days after notice of the failure has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding, or (b) failure by the Company for 60 days after notice of the failure has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding to comply with Section 4.3;

(5) default by the Company or any Restricted Subsidiary under any mortgage, indenture or other instrument or agreement under which there is issued or by which there is secured or evidenced Indebtedness for borrowed money by the Company or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay at its Stated Maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof, or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness with respect to which an event described in clause (a) or (b) has occurred and is continuing, aggregates $75.0 million or more;

(6) one or more judgments (to the extent not covered by insurance) for the payment of money in an aggregate amount in excess of $75.0 million shall be rendered against the Company, any of its Significant Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(7) failure by the Issuers to consummate the Special Mandatory Redemption if required under Section 3.9;

(8)

(a) the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Company or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) generally is not paying its debts as they become due; or

(b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Company or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company, in an involuntary case;

(ii) appoints a custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Company or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company, or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(iii) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Company or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company, and the order or decree remains unstayed and in effect for 60 consecutive days; or

(9) (a) any Guarantee from the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Company or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid, or (b) any Guarantor denies its liability under the Guarantee of such Guarantor (other than by reason of release of such Guarantor from its Guarantee in accordance with the terms of this Indenture and the Guarantee).

SECTION 6.2. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.1(8) with respect to the Company or an Issuer) shall have occurred and be continuing under this Indenture, the Trustee, by written notice to the Company, or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable. Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately.

If an Event of Default specified in clause (8) of Section 6.1 occurs with respect to the Company or any Issuer, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes or any other action or notice, to the extent permitted by applicable law.

After any acceleration described above in this Section 6.2, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Notes then outstanding may rescind and annul such acceleration if:

(1) the rescission would not conflict with any judgment or decree;

(2) all existing Events of Default have been cured or waived other than nonpayment of accelerated principal and interest;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default (other than an Event of Default described in clauses (1), (2) or (8) of Section 6.1), the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4. Waiver of Past Defaults. Subject to Section 9.2, the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default and its consequences under this Indenture except a continuing Default in the payment of interest or premium on, or the principal of, the Notes, which shall require the consent of all of the Holders of the Notes then outstanding.

SECTION 6.5. Control by Majority. The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such direction prejudices the rights of such Holders) and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with any such direction received from the Holders.

SECTION 6.6. Limitation on Suits. A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default;

(b) the Holder or Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(d) the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer of indemnity; and

(e) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such use by a Holder prejudices the rights of any other Holders or obtains priority or preference over such other Holders).

SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be impaired or affected without the consent of the Holder.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in Section 6.1(1) or Section 6.1(2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.6. To the extent that the payment of any such compensation, expenses, disbursements and advances to the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.6 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money and property in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.6 and 11.5, as applicable, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively;

Third: without duplication, to the Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

Fourth: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; however, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(d) The Trustee shall not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a) through (d) of this Section 7.1.

SECTION 7.2. Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any resolution, certificate, statement, instrument, opinion, notice, report, request, direction, consent, order, bond, debenture or other document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated therein.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. Prior to taking, suffering or admitting any action, the Trustee may consult with counsel of the Trustee’s own choosing, and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in conclusive reliance on the advice or opinion of such counsel.

(c) The Trustee may act through its attorneys, attorneys-in-fact and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers or a Guarantor shall be sufficient if signed by an Officer of the Issuers or such Guarantor.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee, the Agents and each other agent, attorney, attorney-in-fact, custodian and Person employed to act hereunder.

(i) The Trustee may request that the Issuers and each of the Guarantors shall deliver to the Trustee an Officers’ Certificate setting forth the names of individuals and/or titles of Officers of the Issuers and each Guarantor, as applicable, authorized at such time to take specified actions pursuant to this Indenture, the Notes and the Guarantees, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or the Trustee shall have received from the Issuers or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 11.1 and such notice references the Notes and this Indenture. In the absence of such actual knowledge or such notice, the Trustee may conclusively assume that no such Default exists.

(k) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

(n) No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to take or omit to take any action, in the performance of its duties or obligations under this Indenture, or to exercise any right or power thereunder, to the extent that taking or omitting to take such action would violate applicable law binding upon it.

SECTION 7.3. Individual Rights of the Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of any Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within ninety (90) days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the Trust Indenture Act of 1939, as amended) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.9 hereof.

SECTION 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any Guarantee, it shall not be accountable for the use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any Officers’ Certificate delivered to the Trustee hereunder, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than the Trustee’s certificate of authentication hereunder.

SECTION 7.5. Notice of Defaults. If a Default occurs and is continuing and if it is known to the Trustee as provided in Section 7.02(j), the Trustee shall deliver to Holders a notice of the Default within 60 days after it occurs. Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.6. Compensation and Indemnity The Issuers shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and for all services rendered by it hereunder as agreed upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

Each of the Issuers and the Guarantors, jointly and severally, shall indemnify, defend, protect, and hold the Trustee (which for purposes of this Section 7.6 shall include its officers, directors, employees and agents) harmless against any and all claims, damages, losses, liabilities, costs or expenses incurred by it (including, without limitation, the reasonable and documented out-of-pocket fees and expenses of its agents and counsel) arising out of or in connection with the acceptance or administration of its duties under this Indenture, the performance of its obligations and/or exercise of its rights hereunder, including the costs and expenses of enforcing this Indenture against the Issuers or any Guarantor (including this Section 7.6) and defending itself against any claim (whether asserted by the Issuers or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, claim, damage, liability or expense shall be caused by its own gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of its obligations hereunder. The Trustee may have one separate counsel in each relevant jurisdiction, and the Issuers shall pay the reasonable and documented out-of-pocket fees and expenses of such counsel for the Trustee. The Issuers need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuers and the Guarantors under this Section 7.6 shall survive the discharge of this Indenture, the payment of the Notes or the resignation or removal of the Trustee.

To secure the Issuers’ payment obligations in this Section 7.6, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the discharge of this Indenture, the payment of the Notes and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.7. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor trustee’s acceptance of appointment as provided in this Section 7.7.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee upon 30 days’ prior notice to the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.9 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to such Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuers shall promptly appoint a successor trustee. Within one year after the successor trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor trustee to replace the successor trustee appointed by the Issuers.

If a successor trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuers’ expense), the Issuers or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.9 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee.

A successor trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.6. Notwithstanding replacement of the Trustee pursuant to this Section 7.7, the Issuers’ and the Guarantors’ obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

SECTION 7.8. Successor Trustee by Merger, Etc. If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act shall be the successor Trustee or Agent, as applicable.

SECTION 7.9. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. Such Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

ARTICLE VIII

DEFEASANCE; DISCHARGE OF THIS INDENTURE

SECTION 8.1. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuers may, at the option of their respective Boards of Directors and evidenced by a board resolution and an Officers’ Certificate, at any time, elect to have either Section 8.2 or Section 8.3 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2. Legal Defeasance. Upon the Issuers’ exercise under Section 8.1 of the option applicable to this Section 8.2, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from their obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire Obligations represented by the Notes and the Guarantees, which shall thereafter be deemed to be outstanding only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other Obligations under such Notes, Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuers, shall execute instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest and premium, if any, on such Notes when such payments are due from the trust referred to in Section 8.4(1); (b) the Issuers’ obligations with respect to such Notes under Section 2.2, Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 2.7, Section 2.10, Section 2.15, Section 2.17, Section 4.1 and Section 4.2; (c) the rights, powers, trusts, benefits, duties and immunities of the Trustee, including without limitation thereunder, under Section 7.6, Section 8.5 and Section 8.7 and the obligations of the Issuers and the Guarantors in connection therewith; and (d) the provisions of this Article VIII. Subject to compliance with this Article VIII, the Issuers may exercise their option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.

SECTION 8.3. Covenant Defeasance. Upon the Issuers’ exercise under Section 8.1 above of the option applicable to this Section 8.3, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 8.4 below, be released from their obligations under Section 4.3, Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.11, Section 4.12, Section 4.14, Section 4.16, Section 4.17, Section 4.18, and Section 5.1 (a)(3) with respect to the outstanding Notes, in each case, on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers or any of their Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.1 of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4, Section 6.1(3), Section 6.1(4), Section 6.1(5), Section 6.1 (6), and Section 6.1(9) shall not constitute Events of Default.

Notwithstanding any discharge or release of any obligations pursuant to Section 8.2 or Section 8.3, the Issuers’ and the Guarantors’ obligations, as applicable, in Section 2.5, Section 2.6, Section 2.7, Section 2.10, Section 2.15, Section 2.17, Section 4.1, Section 4.2, Section 7.6, Section 8.5 and Section 8.7 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.8. After the Notes are no longer outstanding, the Issuers’ obligations in Section 7.6, Section 8.5 and Section 8.7 shall survive.

SECTION 8.4. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.2 or Section 8.3 to the outstanding Notes:

(1) the Issuers must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Issuers which is delivered to the Trustee, to pay the principal of and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be,

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(A) the Issuers have received from, or there has been published by the United States Internal Revenue Service, a ruling, or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, the Holders and beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders and beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and the granting of any Lien securing such borrowings),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than this Indenture),

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by them with the intent of preferring the Holders over any other of their creditors or with the intent of defeating, hindering, delaying or defrauding any other of their creditors or others, and

(7) the Issuers shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that the applicable conditions precedent provided for in clauses (1) through (6) have been complied with.

SECTION 8.5. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6, all U.S. legal tender and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively, for purposes of this Section 8.5, the “Deposit Trustee”) pursuant to Section 8.4 or Section 8.8 in respect of the outstanding Notes shall be held in trust, shall not be invested, and shall be applied by the Deposit Trustee in accordance with the provisions of such Notes and this Indenture to the payment, either directly or through any Paying Agent (including the Issuers or any Subsidiary acting as Paying Agent) as the Deposit Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Deposit Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.4 or Section 8.8 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Deposit Trustee shall deliver or pay to the Issuers from time to time upon the written request of the Issuers and be relieved of all liability with respect to any U.S. legal tender or non-callable U.S. Government Obligations held by it as provided in Section 8.4 or Section 8.8 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Deposit Trustee (which may be the opinion delivered under Section 8.4(1) or Section 8.8(1)(b)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance or discharge, as applicable.

If the funds deposited with the Deposit Trustee to effect Covenant Defeasance or Legal Defeasance or discharge, as applicable are insufficient to pay the principal of and interest on the Notes when due, then the Issuer’s obligations and the obligations of the Guarantors under this Indenture will be revived and no such defeasance or discharge will be deemed to have occurred.

SECTION 8.6. Repayment to Issuers. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, unless otherwise required by mandatory provisions of applicable escheat, or abandoned or unclaimed property law, be paid to the Issuers on their written request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuers for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuers.

SECTION 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuers and the Guarantors under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, Section 8.3 or Section 8.8 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.8. Discharge. This Indenture shall be discharged and shall cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled and the rights, protections and immunities of the Trustee) as to all outstanding Notes when:

(1) either:

(a) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from this trust), have been delivered to the Trustee for cancellation; or

(b) all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable (by reason of the making of a notice of redemption or otherwise), (ii) will become due and payable within one year, (iii) have been called for redemption pursuant to Section 3.7 or (iv) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and, in any case in clauses (i)-(iv), the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Issuers delivered to the Trustee (in the case of U.S. Government Obligations) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation;

(2) the Issuers have paid or caused to be paid all other sums payable by it under this Indenture; and

(3) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the discharge of this Indenture pursuant to this Section 8.8 have been complied with.

In the case of clause (b) of this Section 8.8, and subject to the next sentence and notwithstanding the foregoing paragraph, the Issuers’ and the Guarantors’ obligations, as applicable, in Section 2.2, Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 2.7, Section 2.10, Section 2.12, Section 2.15, Section 2.17, Section 4.1, Section 4.2, Section 4.15 (as to legal existence of the Issuers only), Section 7.6, Section 8.5 and Section 8.7 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.8. After the Notes are no longer outstanding, the Issuers’ and the Guarantors’ obligations in Section 7.6, Section 8.5 and Section 8.7 shall survive any discharge pursuant to this Section 8.8.

After such delivery or irrevocable deposit and receipt of the Officers’ Certificate and Opinion of Counsel, the Trustee, upon written request, shall acknowledge in writing the discharge of the Issuers’ obligations under the Notes and this Indenture except for those surviving obligations specified above.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1. Without Consent of Holders . Notwithstanding Section 9.2, without the consent of any of the Holders, the Issuers, the Guarantors and the Trustee, at any time and from time to time, may amend or supplement this Indenture, the Guarantees, the Notes issued hereunder for any of the following purposes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended);

(3) to provide for the assumption of an Issuer’s or a Guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of such Issuer’s or such Guarantor’s assets or sale, lease, transfer, conveyance or other disposition or assignment in accordance with Section 5.1;

(4) to add any Guarantee or to effect the release of any Guarantor from any of its obligations under its Guarantee or the provisions of this Indenture (to the extent in accordance with this Indenture);

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the rights of any Holder;

(6) to secure the Notes or any Guarantees or any other obligation under this Indenture;

(7) to evidence and provide for the acceptance of appointment by a successor trustee;

(8) to conform the text of this Indenture, the Guarantees or the Notes to any provision of the “Description of the Notes” contained in the Offering Memorandum, to the extent that such provision in such “Description of the Notes” purports to describe a provision of this Indenture, the Guarantees, or the Notes, as described in an Officers’ Certificate to the Trustee; or

(9) to provide for the issuance of Additional Notes in accordance with this Indenture.

After an amendment under this Indenture becomes effective, the Issuers shall deliver to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

SECTION 9.2. With Consent of Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Guarantees, or, subject to Section 6.4 and Section 6.7, waive any existing Default or compliance with any provision of this Indenture or the Notes; provided, however, that without the consent of each affected Holder, no amendment, supplement or waiver under this Section 9.2 may (with respect to any Notes held by a non-consenting Holder):

(1) reduce, or change the maturity of, the principal of any Note;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce any premium payable upon redemption of the Notes or change the date on which any Notes are subject to redemption (other than the notice provisions) or waive any payment with respect to the redemption of the Notes; provided, however, that solely for the avoidance of doubt, and without any other implication, any purchase or repurchase of Notes (including pursuant to Section 4.10 and Section 4.14) shall not be deemed a redemption of the Notes;

(4) make any Note payable in money or currency other than that stated in the Notes;

(5) modify or change any provision of this Indenture or the related definitions to affect the ranking of the Notes or any Guarantee in a manner that adversely affects the Holders;

(6) reduce the percentage of Holders necessary to consent to an amendment or waiver to this Indenture or the Notes;

(7) waive a default in the payment of principal of or premium, if any, or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in this Indenture and a waiver of the payment default that resulted from such acceleration);

(8) release any Guarantor from any of its obligations under its Guarantee or this Indenture, except as permitted by this Indenture; or

(9) make any change in these amendment and waiver provisions.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

SECTION 9.3. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver. If the Issuers fix a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation pursuant to Section 2.5 or (ii) such other date as the Issuers shall designate.

SECTION 9.4. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.5. Trustee to Sign Amendments, Etc. The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In signing or refusing to sign any amendment or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.1) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture, that all conditions precedent thereto have been met or waived, that such amendment or supplemental indenture is not inconsistent herewith and that it will be valid and binding upon the Issuers and the Guarantors in accordance with its terms.

ARTICLE X

GUARANTEES

SECTION 10.1. Guarantees.

(a) Subject to this Article X, from and after the Escrow Release Date upon delivery of the applicable supplemental indenture as set forth in Section 10.2, each Guarantor hereby jointly and severally, fully and unconditionally guarantees the Notes and obligations of the Issuers hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, that: (i) the principal of and premium, if any, and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of Title 11 of the U.S. Code), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other Obligations of the Issuers to the Holders or the Trustee under this Indenture or the Notes shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Guarantees shall be a guarantee of payment and not of collection.

(b) Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers or any other Person, any right to request the division of the payment obligations among the Guarantors, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note or this Indenture except by complete performance of the obligations contained in such Note and this Indenture and such Guarantee. Each of the Guarantors hereby agrees that, in the event of a Default in payment of principal or premium, if any, or interest on any Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce each such Guarantor’s Guarantee without first proceeding against the Issuers or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders and any other amounts due and owing to the Trustee under this Indenture.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuers or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuers or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e) Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

(f) Each Guarantor acknowledges that each Guarantee will be a general obligation of such Guarantor and will rank senior in right of payment to all future Obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Guarantee and equal in right of payment with all existing and future obligations of such Guarantor that are not so subordinated.

(g) Each Guarantor that makes a payment for distribution under its Guarantee is entitled upon payment in full of all guaranteed obligations under this Indenture to seek contribution from the Issuers for the full amount of such payment and from each other Guarantor in a pro rata amount of such payment based on the respective net assets of all the Guarantors at the time of such payment in accordance with GAAP or applicable law.

SECTION 10.2. Execution and Delivery of Guarantee. To evidence its Guarantee set forth in Section 10.1, an authorized officer, director or other authorized person, as the case may be, of each Guarantor shall, (i) with regard to each Guarantor becoming a party hereto on the Escrow Release Date, execute a supplemental indenture substantially in the form of Exhibit B hereto and (ii) with regard to each Guarantor that becomes a party hereto after the Escrow Release Date, execute a supplemental indenture substantially in the form of Exhibit C hereto.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes. In case the Officer, board member or director of such Guarantor whose signature is on this Indenture or supplemental indenture, as applicable, no longer holds office at the time the Trustee authenticates any Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.17 hereof, the Company shall cause each Restricted Subsidiary described in Section 4.17 hereof to comply with the provisions of Section 4.17 hereof and this Article X, to the extent applicable.

SECTION 10.3. Severability. In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.4. Limitation of Guarantors’ Liability. (a) Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee (other than a company that is a direct or indirect parent of the Issuers) shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee constituting a fraudulent conveyance, fraudulent preference, or fraudulent transfer or otherwise reviewable transaction under applicable law.

(b) Regarding the Guarantee, each Guarantor hereby irrevocably waives any right to require a proceeding first against any Issuer or any other Person, any right to request the division of their payment obligation among the Guarantors and any right to request that collateral be foreclosed upon, however such rights may be denominated under the laws of any jurisdiction.

(c) Notwithstanding anything in this Indenture to the contrary, if any Subsidiary of the Parent is or becomes a Guarantor, and such Subsidiary is or becomes an Excluded Subsidiary, such Subsidiary will not be considered a party to this Agreement or a Guarantor hereunder in any respects, and will not have any obligations under this Agreement, until such time that it is no longer an Excluded Subsidiary. “Excluded Subsidiary” shall mean any non-U.S. Subsidiary if at such time such Subsidiary’s Guarantee is prohibited by (x) any governmental authority with authority over such non-U.S. Subsidiary or (y) applicable law or regulation or analogous restriction, or such Subsidiary’s Guarantee would result in a substantial risk to the officers or directors of such Subsidiary or a civil or criminal liability.

(d) Any supplemental indenture pursuant to which any Guarantor becomes a party to this Indenture may contain further limitations on such Guarantor’s Guarantee to the extent either (i) similar limitations exist for such Guarantor’s guarantee in respect of any Credit Facility or (ii) required by or reasonably necessary pursuant to the law of the jurisdiction of organization or formation of such Guarantor.

SECTION 10.5. Releases. A Guarantor shall be released and relieved of any Obligations under its Guarantee and this Indenture:

(a) upon any sale, exchange or transfer (by merger, consolidation or otherwise) of the Equity Interests of such Guarantor (other than the Company) after which the applicable Guarantor is no longer a Restricted Subsidiary, which sale, exchange or transfer does not violate this Indenture;

(b) upon designation by the Board of Directors of the Company as an Unrestricted Subsidiary in accordance with the terms of this Indenture;

(c) upon such Guarantor ceasing to guarantee the Indebtedness of either Issuer or any Guarantor under any Credit Facility consisting of debt for borrowed money (including, for the avoidance of doubt, the Credit Agreement), except if such release or discharge is by or as a result of payment under such guarantee; provided that no continuing Event of Default relating to the failure to make required payments on the Notes exists;

(d) if the Issuers exercise the Legal Defeasance option or the Covenant Defeasance option pursuant to Section 8.2 or Section 8.3 or if this Indenture is discharged in accordance with Section 8.8;

(e) in accordance with the provisions of Article IX; or

(f) upon dissolution of such Guarantor.

Upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that all conditions precedent to the release of a Guarantor’s Guarantee set forth in this Indenture have been satisfied, the Trustee shall execute any documents reasonably requested by the Issuers in writing in order to evidence the release of any Guarantor from its obligations under its Guarantee.

Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article X.

SECTION 10.6. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Notices. Any notice, request, direction, instruction or communication by the Company, Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the addresses set forth below:

If to the Issuers prior to the Escrow Release Date:

McDermott Escrow 1, Inc./McDermott Escrow 2, Inc.

c/o McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, Texas 77041

Attention: John Freeman

If to the Issuers and/or any Guarantor on or after the Escrow Release Date:

McDermott Technology (Americas), Inc./McDermott Technology (US), Inc.

c/o McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, Texas 77041

Attention: John Freeman

With a copy to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas 77002-4995

Attention: Ted W. Paris

and

If to the Trustee:

Wells Fargo Bank, National Association

1445 Ross Avenue, Suite 4300

Dallas, Texas 75202

Facsimile: (469) 729-7638

Attention: Patrick Giordano

The parties hereto, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.

Any notice or communication to a Holder shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. As long as the Notes are Global Notes, notices to be given to the Holders shall be given to the Depositary, in accordance with its applicable policies as in effect from time to time. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directors, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directors, reports notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liability, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions directors, reports, notices or other communications or information. Each other party, agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or indemnifications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risks of interception and misuse by third parties.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Issuers deliver a notice or communication to Holders, they shall mail a copy to the Trustee and each Agent at the same time.

SECTION 11.2. Communication by Holders with Other Holders. Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

SECTION 11.3. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the Trustee to take any action under this Indenture (other than in connection with the issuance of the Initial Notes), the Company shall furnish to the Trustee, upon request:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 11.4) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in the Indenture Documents relating to the proposed action have been satisfied or if not, will be satisfied on, before or contemporaneously with the taking of such action; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 11.4) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied or if not, will be satisfied on, before or contemporaneously with the taking of such action.

SECTION 11.4. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include substantially:

(a) a statement that the Person making such certificate or opinion has read and understands such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied or if not, will be satisfied on, before or contemporaneously with the taking of such action; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied or if not, will be satisfied on, before or contemporaneously with the taking of such action.

SECTION 11.5. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. Each of the Agents may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.6. Interest Act (Canada) Disclosure. For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Indenture and the Notes (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or the actual number of days in such other period of time, respectively.

SECTION 11.7. No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of either Issuer or any Guarantor (in its capacity as such) will have any liability for any indebtedness, obligations or liabilities of either Issuer under the Notes or this Indenture or of any Guarantor under its Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

SECTION 11.8. Governing Law; Consent to Jurisdiction. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES. Each of the parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Guarantees or this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, and, in the case of the Guarantors organized under the laws of Mexico, the right to any other jurisdiction.

Nothing in this Indenture or any other Indenture Document or otherwise shall affect any right that the Trustee may otherwise have to bring any action or proceeding relating to this Indenture or any other Indenture Document against the Issuers, any Guarantor or any of their respective properties in the courts of any jurisdiction.

SECTION 11.9. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.10. Successors. All agreements of the Issuers and the Guarantors in this Indenture and the Notes and the Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of any Trustee in this Indenture shall bind its respective successors and assigns.

SECTION 11.11. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.12. Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 11.13. Table of Contents, Headings, Etc. The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.14. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuers. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuers, if made in the manner provided in this Section 11.14.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the register maintained by the Registrar hereunder.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(e) If the Issuers shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuers may, at their option, by or pursuant to a board resolution of each of the Issuer’s Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuers shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

SECTION 11.15. Waiver of Jury Trial. EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.16. Force Majeure. In no event shall the Trustee or any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, fire, riots, strikes, or stoppages for any reason, embargoes, governmental actions, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.

SECTION 11.17. Documents in English. The parties to this Indenture have expressly requested that this Indenture and all related notices, amendments and other documents be drafted in the English language.

SECTION 11.18. Conversion of Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due under this Indenture to the Holder from U.S. dollars to another currency, the Issuers and each Guarantor have agreed, and each Holder by holding such Note will be deemed to have agreed, to the fullest extent that the Issuers, each Guarantor and they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures such Holder could purchase U.S. dollars with such other currency in New York City, New York on the Business Day preceding the day on which final judgment is given.

The Issuers’ and Guarantors’ obligations to any Holder will, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. dollars, be discharged only to the extent that on the Business Day following receipt by such Holder or the Trustee, as the case may be, of any amount in such Judgment Currency, such Holder may in accordance with normal banking procedures purchase U.S. dollars with the judgment currency. If the amount of the U.S. dollars so purchased is less than the amount originally to be paid to such Holder or the Trustee in the Judgment Currency (as determined in the manner set forth in the preceding paragraph), as the case may be, each of the Issuers and the Guarantors, jointly and severally, agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Holder and the Trustee, as the case may be, against any such loss. If the amount of the U.S. dollars so purchased is more than the amount originally to be paid to such Holder or the Trustee, as the case may be, such Holder or the Trustee, as the case may be, will pay the Issuers and the Guarantors, such excess as certified in an Officers’ Certificate delivered to the Trustee; provided that such Holder or the Trustee, as the case may be, shall not have any obligation to pay any such excess as long as a Default under the Notes or this Indenture has occurred and is continuing or if the Issuers or the Guarantors shall have failed to pay any Holder or the Trustee any amounts then due and payable under such Note or this Indenture, in which case such excess may be applied by such Holder or the Trustee to such Obligations.

SECTION 11.19. Service of Process. Each of the Issuers and each non-U.S. Guarantor hereby appoints McDermott Technology (Americas), Inc. as its agent for service of process in any suit, action or proceeding with respect to this Indenture, the Notes or the Guarantees and for actions brought under federal or state securities laws brought in any federal or state court located in The City of New York.

SECTION 11.20. Legal Holidays. If any payment date falls on a day that is not a Business Day, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment.

[Signatures on following page]

Dated as of the date first written above.

McDERMOTT ESCROW 1, INC.

By:	/S/ DAVID DICKSON

Name:	David Dickson
Title:	President and Chief Executive Officer

McDERMOTT ESCROW 2, INC.

By:	/S/ DAVID DICKSON

Name:	David Dickson
Title:	President and Chief Executive Officer

Signature Page to Indenture

Dated as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee, Registrar and Paying Agent

By:	/s/ PATRICK GIORDANO

Name:	Patrick Giordano
Title:	Vice President

Signature Page to Indenture

EXHIBIT A

FORM OF NOTE

(Face of 10.625% Senior Note)

10.625% Senior Notes due 2024

[Global Note Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

[Restricted Notes Legend]

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

[Regulation S Legend]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON IN THE ABSENCE OF THIS REGISTRATION EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

[OID Legend]

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST TO THE ISSUERS AT 4424 WEST SAM HOUSTON PARKWAY NORTH, HOUSTON, TEXAS 77041, THE ISSUERS WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE.

No.	CUSIP NO. 1
ISIN

McDermott Escrow 1, Inc. (including any successor thereto) and McDermott Escrow 2, Inc. (including any successor thereto) promise to pay to Cede & Co. or registered assigns, the principal sum of                  (as may be increased or decreased as set forth on the Schedule of Increases and Decreases attached hereto) on May 1, 2024.

Interest Payment Dates: May 1 and November 1, commencing on November 1, 2018

Record Dates: April 15 and October 15 (whether or not a Business Day)

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

1	Rule 144A Note CUSIP: 58003XAA0

Rule 144A Note ISIN: US58003XAA00

Regulation S Note CUSIP: U5742YAA2

Regulation S Note ISIN: USU5742YAA20

MCDERMOTT ESCROW 1, INC.

By:

Name:
Title:

MCDERMOTT ESCROW 2, INC.

By:

Name:
Title:

This is one of the Notes referred to in the

within-mentioned Indenture:

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(Back of 10.625% Senior Note)

10.625% Senior Notes due 2024

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. The Issuers promise to pay interest on the principal amount of this 10.625% Senior Note due 2024 (a “Note”) at a fixed rate of 10.625% per annum. The Issuers will pay interest in U.S. dollars (except as otherwise provided herein) semiannually in arrears on May 1 and November 1, commencing on November 1, 2018 (each, an “Interest Payment Date”) or if any such day is not a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest shall accrue solely as a result of such delayed payment. Interest on the Notes shall accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from and including the date of issuance. The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) Method of Payment. The Issuers will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders at the close of business on the April 15 and October 15 preceding the Interest Payment Date (whether or not a Business Day), even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. If a Holder of at least $5 million principal amount of Notes has given written wire transfer instructions to an account in the continental United States to the Trustee at least ten Business Days prior to the applicable Interest Payment Date, the Issuers will make all payments of principal, premium and interest on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the Trustee or Paying Agent within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The final principal amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes. Notwithstanding anything to the contrary in this Note or in the Indenture, payments in respect of Global Notes will be made by wire transfer of immediately available funds to the Depositary.

(3) Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association shall act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder, and the Issuers and/or any Restricted Subsidiaries may act as Paying Agent or Registrar.

(4) Indenture. The Initial Co-Issuers issued the Notes under an Indenture, dated as of April 18, 2018 (the “Indenture”), among the Initial Co-Issuers and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. The Initial Notes are senior obligations of the Issuers limited to $1,300,000,000 in aggregate principal amount. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal and interest on the Notes and all other amounts under the Indenture, upon the Escrow Release Date, shall be unconditionally guaranteed, jointly and severally, on a senior basis by the Guarantors.

(5) Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time prior to May 1, 2021 at the option of the Issuers upon notice in accordance with the provisions of Section 3.3 of the Indenture, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium (calculated by the Issuers as certified in an Officers’ Certificate to the Trustee, showing the calculation of such in reasonable detail) as of, and accrued and unpaid interest, if any, to (but excluding), the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) The Notes are subject to redemption, at the option of the Issuers, in whole or in part, at any time or from time to time on or after May 1, 2021, upon notice in accordance with the provisions of Section 3.3 of the Indenture, at the following redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed to (but excluding) the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning May 1 of the years indicated below:

Year	Redemption Price
2021	105.313%
2022	102.656%
2023 and thereafter	100.000%

(c) The Issuers may acquire Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transaction or otherwise, in accordance with applicable securities laws.

(d) At any time or from time to time prior to May 1, 2021, the Issuers, at their option, may on any one or more occasions, upon notice in accordance with the provisions of Section 3.3 of the Indenture, redeem up to 35.0% of the aggregate principal amount of the outstanding Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes), in an amount not greater than the net cash proceeds of one or more Qualified Equity Offerings of the Company (which have not been applied to permanently repay other Indebtedness) at a redemption price equal to 110.625% of the principal amount of such Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to (but excluding) the applicable date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1) at least 65.0% of the aggregate principal amount of Notes being redeemed issued under the Indenture on the Issue Date remains outstanding immediately after giving effect to any such redemption; and

(2) each such redemption occurs not more than 180 days after the date of the closing of any such Qualified Equity Offering.

(e) If an Issuer or a Guarantor becomes obligated to pay any Additional Amounts as a result of a change in the laws or regulations of any Specified Tax Jurisdiction, or a change in any official written position of any Specified Tax Jurisdiction regarding the application or interpretation thereof (including a holding by a court of competent jurisdiction), which is first publicly announced and becomes effective on or after the Issue Date (or, if later, on or after the date the relevant Specified Tax Jurisdiction first becomes a Specified Tax Jurisdiction) and such Additional Amounts cannot (as certified in an Officers’ Certificate to the Trustee) be avoided by the use of reasonable measures available to the Issuers (including changing the jurisdiction of a paying agent or making the relevant payment by or through a different Issuer or Guarantor), then the Issuers may, at their option, redeem the Notes, in whole but not in part, upon notice in accordance with the provisions of Section 3.3 of the Indenture (such notice to be provided not less than 30 nor more than 90 days before the next date on which the Issuers would be obligated to pay Additional Amounts), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the redemption date and all Additional Amounts, if any, then due or that will otherwise become due on the redemption date as a result of the redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date and Additional Amounts (if any) in respect thereof). Notice of the Issuers’ intent to redeem the Notes shall not be effective until such time as it delivers to the Trustee an Opinion of Counsel stating that the Issuers are obligated to pay Additional Amounts because of an amendment to or change in law or regulation or official position as described in this paragraph.

(6) Mandatory Redemption. Except for a Special Mandatory Redemption pursuant to Section 3.9 in the Indenture, the Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to Notes.

(7) Repurchase at Option of Holder.

(a) If a Change of Control occurs, unless the Issuers at such time have given notice of redemption pursuant to Paragraph (5) hereof with respect to all outstanding Notes, each Holder will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer at a price in cash equal to 101.0% of the principal amount of Notes repurchased plus accrued and unpaid interest to (but excluding) the date of purchase; provided that no partial redemption shall result in a Note having a principal amount of less than $2,000. Not later than 30 days following any Change of Control unless the Issuers at such time has given notice of redemption pursuant to Paragraph (5) hereof with respect to all outstanding Notes, the Issuers will deliver a notice to each Holder (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control and setting forth the procedures governing the Change of Control Offer required by the Indenture.

(b) Following the occurrence of certain Asset Sales, the Issuers may be required to offer to purchase Notes.

(c) Holders of the Notes that are the subject of an offer to purchase will receive notice of a Net Proceeds Offer or the Change of Control Offer, as applicable, pursuant to an Asset Sale or a Change of Control from the Issuers prior to any related purchase date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” attached hereto.

(8) Notice of Redemption. Notice of redemption shall be delivered at least fifteen (15) days but not more than sixty (60) days before the redemption date to each Holder whose Notes are to be redeemed in accordance with the applicable provisions of Article III and Section 11.1 of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in minimum denominations of $2,000 and integral multiples of $1,000 thereof, unless all of the Notes held by a Holder are to be redeemed so long as no partial redemption results in a Note having a principal amount of less than $2,000.

(9) Special Mandatory Redemption. In the event that (a) the Initial Co-Issuers shall have notified the Trustee and Escrow Agent in writing that the Combination will not be consummated on or prior to the date that is two Business Days prior to the Outside Date, (b) the Initial Co-Issuers shall have notified the Trustee and the Escrow Agent in writing that the Escrow Conditions are determined by the Initial Co-Issuers to be incapable of being satisfied on or prior to the Outside Date, or (c) the Initial Co-Issuers shall have notified the Trustee and the Escrow Agent in writing that the Combination will not be consummated or that the Combination Agreement has been terminated (any such event, a “Special Mandatory Redemption Event”), the Escrow Agent shall, without the requirement of notice to or action by the Initial Co-Issuers, the Trustee or any other Person, release and deliver the Escrowed Funds to the Trustee not later than the third Business Day succeeding the date of any such notice (any such notice being referred to herein as “Special Redemption Notice”), and the Trustee will apply such Escrowed Funds to redeem all of the Notes (the “Special Mandatory Redemption”) at a price equal to 100.0% of the initial issue price of such Note plus accrued and unpaid interest thereon to (but not including) the date fixed for such redemption (the “Special Mandatory Redemption Date”) as specified in the Special Redemption Notice, which date may be no later than one Business Day after the Outside Date. Concurrently with the delivery of the Special Redemption Notice, the Initial Co-Issuers will instruct the Trustee to, at the Initial Co-Issuers’ expense, send (by first-class mail to each Holder’s registered address or otherwise in accordance with the procedures of DTC) a notice that a Special Mandatory Redemption will occur on the Special Mandatory Redemption Date. Upon the consummation of the Combination, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply.

(10) Guarantees. Upon the Escrow Release Date, the Notes Obligations shall be jointly and severally, fully and conditionally, Guaranteed by the Guarantors to the extent set forth in the Indenture.

(11) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The Registrar, any Trustee and the Issuers may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuers may require a Holder to pay any stamp or transfer tax or similar government charge required by law or permitted by the Indenture in accordance with Section 2.6(g)(2) of the Indenture. The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business fifteen (15) days before the day of any selection of Notes for redemption and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(12) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(13) Amendment, Supplement and Waiver. Subject to the following paragraphs, the Indenture, the Notes and the Guarantees may be amended or supplemented with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, except as set forth in the Indenture, any existing Default or compliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, including consents obtained in connection with a tender offer or exchange offer for Notes.

Notwithstanding Section 9.2 of the Indenture, without the consent of any of the Holders, the Issuers, the Guarantors and the Trustee at any time and from time to time, may amend or supplement the Indenture, the Guarantees or the Notes for any of the following purposes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended);

(3) to provide for the assumption of an Issuer’s or a Guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of such Issuer’s or such Guarantor’s assets or sale, lease, transfer, conveyance or other disposition or assignment in accordance with the Indenture;

(4) to add any Guarantee or to effect the release of any Guarantor from any of its obligations under its Guarantee or the provisions of the Indenture (to the extent in accordance with the Indenture);

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the rights of any Holder;

(6) to secure the Notes or any Guarantees or any other obligation under the Indenture;

(7) to evidence and provide for the acceptance of appointment by a successor trustee;

(8) to conform the text of the Indenture, the Guarantees or the Notes to any provision of the “Description of the Notes” contained in the Offering Memorandum, to the extent that such provision in such “Description of the Notes” purports to describe a provision of the Indenture, the Guarantees or the Notes, as described in an Officers’ Certificate to the Trustee; or

(9) to provide for the issuance of Additional Notes in accordance with the Indenture.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Guarantees, or, subject to Section 6.4 and Section 6.7 of the Indenture, waive any existing Default or compliance with any provision of the Indenture or the Notes; provided, however, that without the consent of each affected Holder, no amendment, supplement or waiver under this paragraph may (with respect to any Notes held by a non-consenting Holder):

(1) reduce, or change the maturity of, the principal of any Note;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce any premium payable upon redemption of the Notes or change the date on which any Notes are subject to redemption (other than the notice provisions) or waive any payment with respect to the redemption of the Notes; provided, however, that solely for the avoidance of doubt, and without any other implication, any purchase or repurchase of Notes (including pursuant to Section 4.10 and Section 4.14 of the Indenture) shall not be deemed a redemption of the Notes;

(4) make any Note payable in money or currency other than that stated in the Notes;

(5) modify or change any provision of the Indenture or the related definitions to affect the ranking of the Notes or any Guarantee in a manner that adversely affects the Holders;

(6) reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(7) waive a default in the payment of principal of or premium, if any, or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(8) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except as permitted thereunder; or

(9) make any change in these amendment and waiver provisions.

It shall not be necessary for the consent of the Holders under Section 9.2 of the Indenture to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

(14) Defaults and Remedies. Each of the following constitutes an Event of Default:

(1) failure to pay interest on any of the Notes when the same becomes due and payable and the continuance of any such failure for 30 days;

(2) failure to pay principal of or premium, if any, on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with any of their respective agreements or covenants described in Section 5.1 of the Indenture, or failure by the Issuers to comply in respect of their obligations to make a Change of Control Offer pursuant to Section 4.14 of the Indenture;

(4) (a) except with respect to Section 4.3 of the Indenture, failure by the Company or any Restricted Subsidiary to comply with any other agreement or covenant in any of the Indenture Documents and continuance of this failure for 30 days after notice of the failure has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding, or (b) failure by the Company for 60 days after notice of the failure has been given to the Company by the Trustee or to the Issuers and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding to comply with Section 4.3 of the Indenture;

(5) default by the Company or any Restricted Subsidiary under any mortgage, indenture or other instrument or agreement under which there is issued or by which there is secured or evidenced Indebtedness for borrowed money by the Company or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay at its Stated Maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof, or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness with respect to which an event described in clause (a) or (b) has occurred and is continuing, aggregates $75.0 million or more;

(6) one or more judgments (to the extent not covered by insurance) for the payment of money in an aggregate amount in excess of $75.0 million shall be rendered against the Company, any of its Significant Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(7) failure by the Issuers to consummate the Special Mandatory Redemption if required under Section 3.9 of the Indenture;

(8)

(a) the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Company or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) generally is not paying its debts as they become due; or

(b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Company or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company, in an involuntary case;

(ii) appoints a custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Company or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(iii) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Company or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company and the order or decree remains unstayed and in effect for 60 consecutive days; or

(9) (a) any Guarantee from the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Company or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid, or (b) any Guarantor denies its liability under the Guarantee of such Guarantor, (other than by reason of release of such Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company or an Issuer) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may declare all amounts owing under the Notes to be due and payable. Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately.

If an Event of Default specified in clause (8) above occurs with respect to the Company or any Issuer, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder or any other action or notice, to the extent permitted by law.

(15) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor (in its capacity as such) will have any liability for any indebtedness, obligations or liabilities of the Issuers under the Notes or the Indenture or of any Guarantor under its Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees, to the extent permitted by applicable law.

(16) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes, and either Trustee may use CUSIP numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

The Issuers shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

If to the Issuers prior to the Escrow Release Date:

McDermott Escrow 1, Inc./McDermott Escrow 2, Inc.

c/o McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, Texas 77041

Attention: John Freeman

If to the Issuers and/or any Guarantor on or after the Escrow Release Date:

McDermott Technology (Americas), Inc./McDermott Technology (US), Inc.

c/o McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, Texas 77041

Attention: John Freeman

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or Section 4.14 of the Indenture, check the box below:

[ ]	Section 4.10	[ ]	Section 4.14

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased: $

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature guarantee:

[INCLUDE IN TRANSFER RESTRICTED NOTES]

CERTIFICATE TO BE DELIVERED UPON

EXCHANGE OF TRANSFER RESTRICTED NOTES

If to the Issuers prior to the Escrow Release Date:

McDermott Escrow 1, Inc./McDermott Escrow 2, Inc.

c/o McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, Texas 77041

Attention: John Freeman

If to the Issuers and/or any Guarantor on or after the Escrow Release Date:

McDermott Technology (Americas), Inc./McDermott Technology (US), Inc.

c/o McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, Texas 77041

Attention: John Freeman

Wells Fargo Bank, National Association

Corporate Trust – DAPS REORG

600 Fourth Street South, 7th Floor

MAC N9300-070

Minneapolis, MN 55415

Phone: 1-800-344-5128

Fax: 1-866-969-1290

Email: dapsreorg@wellsfargo.com

Re:	CUSIP NO.

Reference is hereby made to that certain Indenture dated as of April 18, 2018 (the “Indenture”) among McDermott Escrow 1, Inc. and McDermott Escrow 2, Inc., as the Issuers, and Wells Fargo Bank, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $             principal amount of Notes held in (check applicable space)              book-entry or              definitive form by the undersigned.

The undersigned                  (transferor) (check one box below):

☐	hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.6 of the Indenture;

☐	hereby requests the Trustee to exchange a Note or Notes to (transferee).

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the periods referred to in Rule 144(d) under the Securities Act of 1933, as amended, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW:

(1)	☐	to the Issuers or any of their subsidiaries; or

(2)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(3)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933, as amended, in compliance with Rule 904 thereunder.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof.

Signature

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that each of it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

NOTICE: To be executed by an executive officer, if an entity

Dated:

[INCLUDE IN NOTES BEARING THE REGULATION S LEGEND]

CERTIFICATE TO BE DELIVERED UPON

EXCHANGE OF NOTES BEARING THE REGULATION S LEGEND

If to the Issuers prior to the Escrow Release Date:

McDermott Escrow 1, Inc./McDermott Escrow 2, Inc.

c/o McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, Texas 77041

Attention: John Freeman

If to the Issuers and/or any Guarantor on or after the Escrow Release Date:

McDermott Technology (Americas), Inc./McDermott Technology (US), Inc.

c/o McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, Texas 77041

Attention: John Freeman

Wells Fargo Bank, National Association

Corporate Trust – DAPS REORG

600 Fourth Street South, 7th Floor

MAC N9300-070

Minneapolis, MN 55415

Phone: 1-800-344-5128

Fax: 1-866-969-1290

Email: dapsreorg@wellsfargo.com

Re:	CUSIP NO.

Reference is hereby made to that certain Indenture dated as of April 18, 2018 (the “Indenture”) among McDermott Escrow 1, Inc. and McDermott Escrow 2, Inc., as the Issuers, the guarantors named therein and Wells Fargo Bank, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $              principal amount of Notes held in (check applicable space)              book-entry or              definitive form by the undersigned.

The undersigned              (transferor) (check one box below):

☐	hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.6 of the Indenture;

☐	hereby requests the Trustee to exchange a Note or Notes to (transferee).

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the Restricted Period (as defined in the Indenture), the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW:

(1)	☐	to the Issuers or any of its subsidiaries; or

(2)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(3)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933, as amended, in compliance with Rule 904 thereunder.

Prior to the expiration of the Restricted Period, unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof.

Signature

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that each of it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

NOTICE: To be executed by an executive officer, if an entity

Dated:

SCHEDULE OF INCREASES AND DECREASES OF

10.625% SENIOR NOTES DUE 2024

The following transfers, exchanges and redemption of this Global Note have been made:

Date of Transfer, Exchange or Redemption	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Amount of this Global Note Following Such Decrease (or Increase)	Signature of Trustee or Note Custodian

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED ON THE ESCROW RELEASE DATE

This Supplemental Indenture (this “Supplemental Indenture”), dated as of [                ], among McDermott Technology (Americas), Inc. (“Survivor Corp. 1”), McDermott Technology (US), Inc. (“Survivor Corp. 2” and together with Survivor Corp. 1, the “Post-Merger Co-Issuers”) , McDermott International, Inc. (the “Company”), each of the other Guarantors listed on the signature pages hereto (collectively, the “Guaranteeing Subsidiaries”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, McDermott Escrow 1, Inc. (“Escrow Issuer 1”) and McDermott Escrow 2, Inc. (“Escrow Issuer 2” and, together with Escrow Issuer 1, the “Initial Co-Issuers”) have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of April 18, 2018, providing for the issuance of $1,300,000,000 aggregate principal amount of 10.625% Senior Notes due 2024 (the “Notes”);

WHEREAS, on the date hereof, Escrow Corp. 1 will be merging with and into the Survivor Corp. 1 and Escrow Corp. 2 will be merging with and into the Survivor Corp. 2, with the Post-Merger Co-Issuers being the surviving Persons of such mergers and the Initial Co-Issuers ceasing to exist (the “Merger”); and

WHEREAS, pursuant to Section 9.5 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Assumption of Obligations. Effective upon consummation of the Merger, each of the Post-Merger Co-Issuers, pursuant to Article 5 of the Indenture, hereby expressly assumes and agrees to pay, perform and/or discharge when due each and every debt, obligation, covenant and agreement incurred, made or to be paid, performed or discharged by the Initial Co-Issuers under the Indenture and the Notes. Each of the Post-Merger Co-Issuers hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Notes to which the Initial Co-Issuers were theretofore bound, and, as the surviving entity, shall succeed to, and be substituted for, and may exercise every right and power of, the Initial Co-Issuers under the Indenture and the Notes, and each of the Initial Co-Issuers is relieved of all of its obligations and duties under the Indenture and the Notes.

(3) Agreement to Guarantee. The Company and the Guaranteeing Subsidiaries each hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as a surety, jointly and severally with each other Guarantor, to each Holder and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations of the Issuers pursuant to the Notes and the Indenture in accordance with Section 10.1(a) of the Indenture. The Company also hereby agrees to perform each and every covenant and agreement made by the Company as set forth in the Indenture.

(4) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Post-Merger Co-Issuers or any Guarantor or the Company or their subsidiaries (other than the Post-Merger Co-Issuers and the Guarantors) shall have any liability for any obligations of the Post-Merger Co-Issuers or the Guarantors under the Notes, the Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Post-Merger Co-Issuers, the Company and the Guaranteeing Subsidiaries.

(9) Successors. All agreements of each of the Post-Merger Co-Issuers, the Company the Guaranteeing Subsidiaries in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(10) Limitation on Guarantor’s Liability. [(a) Notwithstanding anything set out to the contrary in the Indenture, this Supplemental Indenture or any other Indenture Document, the obligations and liabilities of J. Ray McDermott (Norway) AS under any provision of the Indenture, this Supplemental Indenture or any other Indenture Document to which it is a party shall not include any obligations or liabilities to the extent they would constitute unlawful financial assistance within the meaning of Section 8-7 and/or 8-10, cfr. Section 1-4, of the Norwegian Companies Act of 13 June 1997 no. 44, and the obligations and liabilities of J. Ray McDermott (Norway) AS under the Indenture, this Supplemental Indenture or any other Indenture Document only apply to the extent permitted by those provisions of the Norwegian Companies Act of 13 June 1997 no. 44.

(b) [The total liability of J. Ray McDermott (Norway) AS under the Indenture, this Supplemental Indenture or any other Indenture Document to which it is a party shall never exceed $1,800,000,000 plus interest thereon and fees, costs and expenses as set out in the Indenture, this Supplemental Indenture or any other Indenture Document.]1

(c) [Notwithstanding anything set out to the contrary in the Indenture, this Supplemental Indenture or any other Indenture Document to the contrary, the Guarantee provided by the Guaranteeing Subsidiaries does not extend to any part of the Notes Obligations to the extent that doing so would result in the Guarantee constituting unlawful financial assistance within the meaning of section 82 of the Companies Act 2014 of Ireland.]2

[1]	To be included in Supplemental Indenture executed by J. Ray McDermott (Norway) AS.
[2]	To be included in Supplemental Indenture executed by Guarantors organized, formed or incorporated in Ireland.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:
Name:
Title:

GUARANTORS

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

[GUARANTEEING SUBSIDIARIES]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT C

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED

BY SUBSEQUENT GUARANTORS]

This Supplemental Indenture and Guarantee, dated as of                , 20    (this “Supplemental Indenture” or “Guarantee”), among                 (the “New Guarantor”), McDermott Technology (Americas), Inc. and McDermott Technology (US), Inc., as the Issuers, and Wells Fargo Bank, National Association, as Trustee, paying agent and registrar under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuers, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of April 18, 2018 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 10.625% Senior Notes due 2024 of the Issuers (the “Notes”);

WHEREAS, Section 4.17 and Article X of the Indenture provide that the Issuers will cause any Restricted Subsidiary that guarantees any Indebtedness of an Issuer or any Guarantor under a Credit Facility consisting of debt for borrowed money (including for the avoidance of doubt, the Credit Agreement) to execute and deliver a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes and all other obligations of the Issuers under the Indenture on the same terms and conditions as those set forth in the Indenture;

WHEREAS, pursuant to Section 9.1(4) of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder, to add an additional Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2 Guarantee. The New Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as a surety, jointly and severally with each other Guarantor, to each Holder and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations of the Issuers pursuant to the Notes and the Indenture in accordance with Section 10.1(a) of the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1 Notices. All notices and other communications to the New Guarantor shall be given as provided in the Indenture to the New Guarantor, at its address set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuers.

[Name of New Guarantor]

[                                         ]

[                                         ]

Attention: [                ]

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Service of Process. Each of the Issuers and each non-U.S. Guarantor (including, if applicable, the New Guarantor) hereby appoints McDermott Technology (Americas), Inc. as its agent for service of process in any suit, action or proceeding with respect to this Supplemental Indenture, the Indenture, the Notes or the Guarantees and for actions brought under federal or state securities laws brought in any federal or state court located in The City of New York.

SECTION 3.5 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.6 Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the New Guarantor’s Guarantee.

SECTION 3.7 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.8 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MCDERMOTT TECHNOLOGIES (AMERICAS), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGIES (US), INC.

By:
Name:
Title:

[NEW GUARANTOR],
as a Guarantor

By:

Name:

Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT D

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A]

If to the Issuers prior to the Escrow Release Date:

McDermott Escrow 1, Inc./McDermott Escrow 2, Inc.

c/o McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, Texas 77041

Attention: John Freeman

If to the Issuers and/or any Guarantor on or after the Escrow Release Date:

McDermott Technology (Americas), Inc./McDermott Technology (US), Inc.

c/o McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, Texas 77041

Attention: John Freeman

Wells Fargo Bank, National Association

Corporate Trust – DAPS REORG

600 Fourth Street South, 7th Floor

MAC N9300-070

Minneapolis, MN 55415

Phone: 1-800-344-5128

Fax: 1-866-969-1290

Email: dapsreorg@wellsfargo.com

Re: McDermott Escrow 1, Inc. and McDermott Escrow 2, Inc. (together, the “Issuers”) 10.625% Senior Notes due 2024 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $ aggregate principal amount of the Notes (CUSIP No. _____________), we hereby certify that such transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we hereby further certify that the Notes are being transferred to a person that we reasonably believe is purchasing the Notes for its own account, or for one or more accounts with respect to which such person exercises sole investment discretion, and such person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Notes are being transferred in compliance with any applicable blue sky securities laws of any state of the United States.

D-1

The Issuers and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

D-2

EXHIBIT E

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S]

If to the Issuers prior to the Escrow Release Date:

McDermott Escrow 1, Inc./McDermott Escrow 2, Inc.

c/o McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, Texas 77041

Attention: John Freeman

If to the Issuers and/or any Guarantor on or after the Escrow Release Date:

McDermott Technology (Americas), Inc./McDermott Technology (US), Inc.

c/o McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, Texas 77041

Attention: John Freeman

Wells Fargo Bank, National Association

Corporate Trust – DAPS REORG

600 Fourth Street South, 7th Floor

MAC N9300-070

Minneapolis, MN 55415

Phone: 1-800-344-5128

Fax: 1-866-969-1290

Email: dapsreorg@wellsfargo.com

Re: McDermott Escrow 1, Inc. and McDermott Escrow 2, Inc. (together, the “Issuers”) 10.625% Senior Notes due 2024 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $________ aggregate principal amount of the Notes (CUSIP No. ___________), we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1) the offer of the Notes was not made to a person in the United States;

(2) either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

E-1

(3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

The Issuers and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

E-2